UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Mueller Water Products, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 21, 2009

To My Fellow Stockholders:

It is my pleasure to invite you to attend the 2010 Annual Meeting of Stockholders of Mueller Water Products, Inc. to be held on Thursday, January 28, 2010 at 10:00 A.M. local time at the Crowne Plaza Hotel Atlanta Perimeter at Ravinia in Atlanta, Georgia. The meeting will begin with a discussion of and voting on the matters described in the attached Proxy Statement and Notice of Annual Meeting, followed by my report on Mueller Water Products’ financial performance and operations.

The attached Proxy Statement is critical to our corporate governance process. We use this document to solicit your vote, and also to provide you with information about our Board of Directors and certain executive officers, inform you of steps we are taking to fulfill our responsibilities to you as stockholders, and discuss the proposals that require your vote.

Your vote is important to us. It is important that your views be represented whether or not you plan to attend the Annual Meeting. The Board’s recommendations are included with the description of each proposal in this Proxy Statement and the Board recommends that stockholders vote “FOR” proposals 1, 2 and 3. We encourage you to take the time to read each of the proposals and vote promptly using the Internet, by telephone, or by returning a completed proxy card or voting instruction form.

We look forward to seeing you at the 2010 Annual Meeting. For your convenience, directions are provided on the back of this document. On behalf of our management and directors, I want to thank you for your continued support and confidence in our company.

Sincerely,

GREGORY E. HYLAND

Chairman of the Board, President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT!

PLEASE REVIEW THE ATTACHED MATERIALS AND SUBMIT YOUR VOTE PROMPTLY USING THE INTERNET, BY TELEPHONE, OR BY MAIL.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 28, 2010

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Mueller Water Products, Inc., a Delaware corporation (“Mueller Water Products” or the “Company”), will be held at 10:00 A.M., local time, on Thursday, January 28, 2010 at the Crowne Plaza Hotel Atlanta Perimeter at Ravinia, 4355 Ashford Dunwoody Road, Atlanta, Georgia 30346, for the following purposes:

1.	To elect, as members of the Board of Directors to serve for the ensuing year, the ten nominees named in the accompanying Proxy Statement;

2.	To approve the 2010 Management Incentive Plan;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

Holders of record of the Company’s common stock at the close of business on November 30, 2009, the record date for voting at the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

By Order of the Board of Directors

ROBERT BARKER

Corporate Secretary

Atlanta, Georgia

December 21, 2009

Please note that attendance at the meeting will be limited to stockholders of Mueller Water Products, Inc. as of the record date (or their authorized representatives). You will be required to provide the admission ticket that is detachable from your proxy card or other evidence of ownership. If your shares are held by a bank or broker, please bring to the meeting your bank or broker statement evidencing your beneficial ownership of Mueller Water Products stock as of the record date to gain admission to the meeting.

1200 Abernathy Road, N.E.

Suite 1200

Atlanta, Georgia 30328

PROXY STATEMENT

The Company is furnishing this Proxy Statement in connection with the solicitation by the Board of Directors (the “Board” or the “Board of Directors”) of Mueller Water Products, Inc. (“Mueller Water Products” or the “Company”) of proxies for its Annual Meeting of Stockholders and any adjournments of the meeting (the “Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Thursday, January 28, 2010 at 10:00 A.M., local time, at the Crowne Plaza Hotel Atlanta Perimeter at Ravinia, 4355 Ashford Dunwoody Road, Atlanta, Georgia 30346.

QUESTIONS ABOUT VOTING AND THE ANNUAL MEETING

What is the purpose of this Proxy Statement?

This Proxy Statement provides information regarding matters to be voted on at the Annual Meeting. Additionally, it contains certain information that the Securities and Exchange Commission (the “SEC”) requires the Company to provide annually to its stockholders. The Proxy Statement is also used by the Company’s Board of Directors to solicit proxies to be used at the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person. The Board has designated a Proxy Committee, which will vote the shares represented by proxies at the Annual Meeting in the manner indicated by the proxies. The members of the Proxy Committee are Gregory E. Hyland, Evan L. Hart and Robert Barker.

The Proxy Statement is being made available to the holders of our Series A common stock (“common stock”) beginning on or about December 21, 2009.

Who is entitled to vote on the matters discussed in the Proxy Statement?

You are entitled to vote if you were a stockholder of record of common stock of Mueller Water Products as of the close of business on November 30, 2009. Your shares can be voted at the meeting only if you are present in person or represented by a valid proxy.

What constitutes a quorum for the Annual Meeting?

The holders of a majority of the voting power of the outstanding shares of common stock as of the close of business on the record date, November 30, 2009, must be present, either in person or represented by proxy, to constitute a quorum necessary to conduct the Annual Meeting. On the record date, there were issued and outstanding 153,887,751 shares of common stock. This total excludes treasury shares, which are not considered outstanding. Shares represented by proxies received but marked as abstentions or as withholding voting authority for any or all director nominees, and shares represented by proxies received but reflecting broker non-votes, will be counted as present at the meeting for purposes of establishing a quorum.

How many votes am I entitled to for each share I hold?

Each share of common stock represented at the Annual Meeting is entitled to one vote.

What proposals will require my vote?

You are being asked to vote on the following:

—	The election of the ten director nominees named in this Proxy Statement (Proposal 1);

—	The approval of the 2010 Management Incentive Plan (Proposal 2);

—	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010 (Proposal 3); and

—	Any other business properly coming before the meeting and any adjournments or postponements.

What vote is required to approve each proposal, and how will my vote be counted?

Proposal 1: Election of Directors

The ten nominees who receive the highest number of properly executed votes will be elected as directors.

Proposal 2: Approval of the 2010 Management Incentive Plan

Approval of this proposal requires the affirmative vote of a majority of the votes cast for and against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the vote.

Proposal 3: Ratification of the Appointment of the Independent Registered Public Accounting Firm

Approval of this proposal requires the affirmative vote of a majority of the votes cast for and against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the vote.

How does the Board of Directors recommend that I vote?

The Board recommends that you vote:

—	“FOR” election of the ten director nominees named in this Proxy Statement (Proposal 1);

—	“FOR” approval of the 2010 Management Incentive Plan (Proposal 2); and

—	“FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010 (Proposal 3).

How can I vote?

You can vote in person by completing a ballot at the Annual Meeting, or you can vote prior to the meeting by proxy. Even if you plan to attend the meeting, we encourage you to vote your shares as soon as possible by proxy. You can vote by proxy using the Internet, by telephone or by mail, as discussed below.

How do I vote by proxy?

Vote by Internet: You can vote your shares using the Internet. Go to the website indicated on the proxy card or voting instruction form and follow the instructions. Internet voting is available 24 hours a day, seven days a week until 11:59 p.m. Eastern time on January 27, 2010. You will be given the opportunity to confirm that your instructions have been properly recorded. If you vote using the Internet, you do NOT need to return a proxy card or voting instruction form. Please follow the instructions on the proxy card or voting instruction form carefully.

If you hold your shares in “street name” or “beneficial name” (that is, you hold your shares through a broker, bank, or other nominee), your ability to vote using the Internet depends on the voting processes of the broker, bank or other nominee.

Vote by Telephone: You can vote your shares by telephone if you have a touch-tone telephone. Dial the toll-free telephone number indicated on the proxy card or voting instruction form and follow the instructions. Telephone voting is available 24 hours a day, seven days a week until 11:59 p.m. Eastern time on January 27, 2010. Voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do NOT need to return a proxy card or voting instruction form. Please follow the instructions on the proxy card or voting instruction form carefully.

If you hold your shares in “street name” or “beneficial name”, your ability to vote by telephone depends on the voting processes of the broker, bank or other nominee.

Vote by Mail: You can vote your shares by mail. Mark the proxy card or voting instruction form, sign and date it, and return it in the postage-paid envelope provided. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the Proxy Committee in favor of the election of all of the director nominees named in this Proxy Statement and in accordance with the Board’s recommendations on the other proposals listed on the proxy card. All properly executed proxy cards received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated by those proxy cards.

Shares Held by Employee Stock Purchase Plans: If you hold shares of the Company’s common stock through the Mueller Water Products Employee Stock Purchase Plan or the Walter Energy Employee Stock Purchase Plan, then your vote must be received by 11:59 p.m. Eastern time on January 25, 2010, unless you vote in person at the Annual Meeting.

Can I assign my proxy to someone else?

If you want to assign your proxy to someone other than the Proxy Committee, you should cross out the names of the Proxy Committee members appearing on the proxy card and insert the name(s) of up to three other people. The person(s) you have assigned to represent you must present your signed proxy card and a completed ballot at the meeting to vote your shares.

Can I change my mind after I vote?

If you vote by proxy, you can revoke that proxy at any time before it is voted at the meeting. You can do this in one of the following three ways:

(A)	Vote again using the Internet or by telephone prior to the meeting; or

(B)	Sign another proxy card with a later date and return it to us prior to the meeting; or

(C)	Attend the Annual Meeting in person and cast a ballot.

How will a proposal or other matter that was not included in the Proxy Statement be handled for voting purposes if it comes up at the Annual Meeting?

If any matter that is not described in this Proxy Statement should properly come before the meeting, the Proxy Committee will vote the shares represented by it in accordance with its members’ best judgment. The Proxy Committee will not use its discretionary voting authority with respect to any validly conducted solicitation in opposition. In addition, shares represented by proxy cards that are marked to deny discretionary authority to the Proxy Committee on other matters considered at the Annual Meeting will not be voted on these matters and will not be counted in determining the number of votes cast with respect to those matters. At the time this Proxy Statement was printed, management did not know of any other matters that might be presented for stockholder action at the Annual Meeting.

Who will tabulate and certify the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate and certify the vote, and Ms. Belinda Massafra will act as the independent inspector of elections for the Annual Meeting.

What is the difference between a registered stockholder and a beneficial holder of shares?

If your shares are registered directly in your name with our transfer agent, BNY Mellon, you are considered a “registered stockholder” with respect to those shares. If this is the case, the proxy materials have been sent or provided to you directly by Mueller Water Products. “Proxy materials” may include an annual report, a proxy statement and a proxy card or voting instruction form, as applicable.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the proxy materials have been forwarded to you by your brokerage firm, bank or other nominee, or their agent which is considered the stockholder of record with respect to these shares. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares by using the voting instruction form included in the proxy materials, or by voting using the Internet, by telephone, or by mail. Follow the voting instructions provided in your proxy materials.

I am a beneficial holder. How are my shares voted if I do not return voting instructions?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority, under the rules of the New York Stock Exchange, to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the meeting. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010 is considered a routine matter.

Because of a recent regulatory change, the election of directors is no longer considered routine. The approval of the 2010 Management Incentive Plan is also not considered routine under the applicable rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the brokerage firm CANNOT vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes either for or against it. It is very important that you cast your vote if you want your shares to be represented at the Annual Meeting.

What does it mean if I receive more than one Mueller Water Products stockholder package?

If you receive more than one package of proxy materials, this means that you have multiple accounts holding Mueller Water Products shares with brokers and/or our transfer agent. Please vote all of your shares by voting the control number on the proxy card or voting instruction form included in each package that you receive.

How are my Employee Stock Purchase Plan shares voted?

If you are a registered stockholder and/or you own Mueller Water Products shares in an Employee Stock Purchase Plan, and the accounts are registered in the same name, you will receive one package of proxy materials representing your combined shares. If your accounts are registered in different names, you will receive different packages of proxy materials. If you own shares only through an Employee Stock Purchase Plan, you will receive a package of proxy materials representing those shares.

What happens if I abstain from voting?

If your shares are represented at the Annual Meeting, in person or by proxy, but you abstain from voting on a matter, or include instructions in your proxy to abstain from voting on a matter, your shares will be counted for the purpose of determining if a quorum is present, but will not be counted as either an affirmative vote or a negative vote with respect to that matter. With respect to the proposals, each of which will be decided by a majority or plurality of the votes cast, abstentions will have no effect on the outcome of the vote, assuming that a quorum is obtained.

What do I need to do if I want to attend the Annual Meeting?

You do not need to make a reservation to attend the Annual Meeting. However, attendance at the Annual Meeting is limited to Mueller Water Products stockholders, members of their immediate families or their named representatives. You will be required to provide the admission ticket that is detachable from your proxy card or provide other evidence of ownership. If your shares are held by a bank or broker, please bring to the Annual Meeting your bank or broker statement evidencing your beneficial ownership of the Company’s common stock as of the record date to gain admission to the meeting. The Company reserves the right to limit the number of representatives who may attend the meeting.

Who is soliciting proxies?

The Company will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail, the Company will request banks, brokerage houses, and other custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of the common stock held of record by such persons and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in doing so. The Company may use the services of its officers and other employees of the Company, who will receive no compensation for their services, other than their regular compensation, to solicit proxies personally, by telephone or by facsimile transmission. The Company has retained the services of The Altman Group, Inc. to aid in the solicitation of proxies, including the solicitation of proxies from brokerage firms, banks, nominees, custodians, and fiduciaries, for a fee not anticipated to exceed $7,000 plus expenses. Your cooperation in promptly voting by proxy via the medium of your choice will help to avoid additional expense.

IN ORDER THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AT THIS MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, YOU ARE REQUESTED TO PLEASE SIGN, DATE, AND MAIL THE PROXY CARD OR VOTING INSTRUCTION FORM PROMPTLY OR FOLLOW THE DIRECTIONS PROVIDED ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 28, 2010:

This Proxy Statement and the Company’s Annual Report to Security Holders are available at www.muellerwaterproducts.com.

MATTERS TO BE VOTED ON

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Board of Directors currently consists of ten members, each of whom will serve until the Annual Meeting and until his or her successor shall have been elected and qualified. These ten directors have been nominated to be elected at the Annual Meeting for an additional one year term. The ten nominees for election as directors are named below.

In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. Management is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders and until his or her successor has been elected and qualified.

The names of the nominees and certain information about them are set forth below:

Name	Age	Served as Director of the Company From
Donald N. Boyce	71	2006
Howard L. Clark, Jr.	65	2006
Gregory E. Hyland	58	2005
Jerry W. Kolb	73	2006
Joseph B. Leonard	66	2006
Mark J. O’Brien	66	2006
Bernard G. Rethore	68	2006
Neil A. Springer	71	2006
Lydia W. Thomas	64	2008
Michael T. Tokarz	59	2006

Donald N. Boyce has been a member of our Board of Directors since April 2006. He was a director of Walter Energy, Inc. (“Walter Energy”, formerly Walter Industries, Inc.), a homebuilding, financial and natural resources company, from August 1998 to April 2006. Mr. Boyce served as Chairman of the Board of Walter Energy from November 2000 to March 2002 and as Chairman of the Board, President and Chief Executive Officer of Walter Energy from August 2000 to November 2000. During this time, Walter Energy owned United States Pipe and Foundry Company, LLC, one of the Company’s current subsidiaries. Mr. Boyce was Chairman of the Board of Directors of IDEX Corporation, a proprietary engineered industrial products manufacturing company, from April 1999 until March 2000, Chairman of the Board of Directors and Chief Executive Officer of IDEX Corporation from March 1998 until March 1999, and Chairman of the Board of Directors, President and Chief Executive Officer of IDEX Corporation from January 1988 until March 1998.

Howard L. Clark, Jr. has been a member of our Board of Directors since April 2006. He has been a director of Walter Energy since March 1995. Mr. Clark has been a Vice Chairman in the Investment Banking Division of Barclays Capital, an investment banking firm, since September 2008. He previously served as Vice Chairman of Lehman Brothers Inc., an investment banking firm, from February 1993 to September 2008 and, before that, as Chairman and Chief Executive Officer of Shearson Lehman Brothers Inc., an investment banking firm. Mr. Clark is also a director of United Rentals, Inc., an equipment rental company, and White Mountains Insurance Group, Ltd., a financial services holding company. Mr. Clark is a director of NIBCO Inc., a privately held company that provides flow control solutions.

Gregory E. Hyland has served as Chairman of our Board of Directors since October 2005 and as President and Chief Executive Officer since January 2006. Mr. Hyland served as Chairman, President and Chief Executive Officer of Walter Energy from September 2005 until December 2006. Prior to that time, Mr. Hyland served as President, U.S. Fleet Management Solutions of Ryder System, Inc., a transportation and logistics company, from June 2005 to September 2005. He served as Executive Vice President, U.S. Fleet Management Solutions of Ryder from October 2004 to June 2005. Mr. Hyland was recently elected as a director of Ferro Corporation, a global supplier of technology-based performance materials for manufacturers.

Jerry W. Kolb has been a member of our Board of Directors since April 2006. He has been a director of Walter Energy since June 2003. Mr. Kolb previously served as a Vice Chairman of Deloitte & Touche LLP, a registered public accounting firm, from 1986 to 1998.

Joseph B. Leonard has been a member of our Board of Directors since April 2006. He was a director of Walter Energy from June 2005 to April 2007 and he rejoined that board in February 2009. Mr. Leonard was Chairman of AirTran Holdings, Inc., an airline holding company, from November 2007 to June 2008, Chairman and Chief Executive Officer of AirTran Holdings, Inc. from January 1999 to November 2007 and President of AirTran Holdings, Inc. from January 1999 through January 2001. Mr. Leonard is a director of Air Canada, a full service airline company.

Mark J. O’Brien has been a member of our Board of Directors since April 2006. He was a director of Walter Energy from June 2005 to April 2009. Since March 2006, Mr. O’Brien has served as Chairman and Chief Executive Officer of Walter Investment Management Corp. (formerly Walter Industries’ Homes Business). Mr. O’Brien has served as President and Chief Executive Officer of Brier Patch Capital and Management, Inc., a real estate management and investment firm, since September 2004. Mr. O’Brien served in various executive capacities at Pulte Homes, Inc., a home building company, for 21 years, retiring as President and Chief Executive Officer in June 2003.

Bernard G. Rethore has been a member of our Board of Directors since April 2006. He has been a director of Walter Energy since March 2002. He has been Chairman Emeritus of Flowserve Corporation, a manufacturer of pumps, valves, seals and components, since April 2000. From January 2000 to April 2000, he served as Flowserve Corporation’s Chairman. He had previously served as Chairman, Chief Executive Officer and President of Flowserve Corporation. Mr. Rethore is a director of Belden, Inc., a manufacturer of signal transmission products, and Dover Corp., a diversified manufacturer of a wide range of proprietary products.

Neil A. Springer has been a member of our Board of Directors since April 2006. He was a director of Walter Energy from August 2000 to April 2006. Mr. Springer has been managing director of Springer & Associates, a board consulting and executive recruitment company, since 1994. Mr. Springer is also a director of IDEX Corporation, a proprietary engineered industrial products manufacturing company.

Lydia W. Thomas has been a member of our Board of Directors since January 2008. She served as President and Chief Executive Officer of Noblis, Inc., a public interest research and development company, from 1996 to September 2007. She was previously with The MITRE Corporation, Center for Environment, Resources and Space, serving as Senior Vice President and General Manager from 1992 to 1996, Vice President from 1989 to 1992 and Technical Director from 1982 to 1989. She is a director of Cabot Corporation, a global performance materials company.

Michael T. Tokarz has been a member of our Board of Directors since April 2006. He has served as non-executive Chairman of the Board of Walter Energy since December 2006. Since February 2002, he has been a member of the Tokarz Group, LLC, a venture capital investment company. From January 1996 until February 2002, Mr. Tokarz was a member of the limited liability company that serves as the general partner of Kohlberg Kravis Roberts & Co. L.P., a private equity company. Mr. Tokarz also is a director of IDEX Corporation, a proprietary engineered industrial products manufacturing company, Conseco, Inc., an insurance provider, MVC Capital, Inc., a registered investment company, Dakota Growers Pasta Company, Inc., a manufacturer and marketer of dry pasta products, and Walter Investment Management Corp., a mortgage portfolio owner and mortgage servicer.

A plurality of the votes cast in respect of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote shall be required to elect the foregoing nominees (or their replacements as designated by the Board of Directors) to serve as directors. Unless otherwise instructed, the proxy holders will vote proxies held by them FOR the election of the nominees listed above.

The Board recommends a vote FOR the election of the ten nominees set forth above.

PROPOSAL TWO:

APPROVAL OF THE 2010 MANAGEMENT INCENTIVE PLAN

The Compensation and Human Resources Committee of the Board of Directors (the “Compensation Committee”) adopted the 2010 Management Incentive Plan (the “Incentive Plan”) in December 2009. The Board is recommending that stockholders approve the Incentive Plan at the Annual Meeting. If adopted by the stockholders, the Incentive Plan will replace the Company’s existing incentive bonus plans – the Executive Incentive Plan (for executives whose compensation may be subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and the Management Incentive Program (for all other executives and key employees).

The Incentive Plan is integral to the Company’s compensation strategies and programs. The Board believes that the Incentive Plan provides the flexibility that the Company needs to keep pace with its competitors and effectively recruit, motivate and retain the caliber of employees and directors essential for the Company’s success.

The Incentive Plan permits the grant of incentive cash awards. Stockholder approval of the Incentive Plan is intended to permit the performance-based awards discussed below to qualify for deductibility under Section 162(m) of the Internal Revenue Code. Key employees are eligible to receive awards under the Incentive Plan.

A summary of the principal features of the Incentive Plan is provided below, but is qualified in its entirety by reference to the full text of the Incentive Plan that is attached to this Proxy Statement as Exhibit A.

Administration and Eligibility

The Incentive Plan is administered by the Compensation Committee or, with respect to certain employees, the Chief Executive Officer or his designee (in either case, the “Administrator”). The Administrator determines who is eligible to participate in the Incentive Plan, prescribes the terms and conditions of all awards, and construes and interprets the terms of the Incentive Plan. Determinations of the Administrator are final, binding, and conclusive.

Performance Measures

The Incentive Plan requires the Administrator to establish performance goals for each participant at the beginning of each performance period. Performance goals will be selected from the list of possible performance measures contained in the Incentive Plan. Performance goals may be based on a combination of individual performance objectives and business objectives, and may relate, in whole or in part, to the performance of a segment, subsidiary or division rather than to the Company as a whole.

Any one or more of the following performance measures may be used by the Administrator as a goal for a bonus award, based on the relative or absolute attainment of specified levels of one or any combination of the performance measures:

—	Net sales or growth in net sales,

—	Earnings, as determined by GAAP or before or after discontinued operations, or before interest, taxes, and depreciation and/or amortization (“EBITDA”),

—	Earnings per share (including diluted earnings per share),

—	Net income,

—	Operating income before or after discontinued operations and/or taxes,

—	Cash flow (including free cash flow) or cash position,

—	Gross or operating margin,

—	Stock price appreciation,

—	Market share,

—	Return (before or after taking into account taxation or tax rates) on sales, assets, equity, investment or invested capital,

—	Cost reductions,

—	Improvement of financial ratings,

—	Working capital or working capital relative to some other measure (e.g., as a percent of net sales or return on net assets),

—	Days of working capital, and

—	Total stockholder return.

The selected levels may be absolute in their terms or measured against or in relationship to net sales or other companies comparably, similarly or otherwise situated. Wherever feasible, the Administrator will establish target, threshold and maximum objectives for each performance goal.

At the time the performance goal is established, the Administrator will determine how the performance measure will be calculated. Unless otherwise determined by the Administrator, the following items will be excluded from the calculations:

—	Extraordinary, unusual or non-recurring items,

—	Gains or losses on dispositions or the effect of discontinued operations, or mergers or acquisitions,

—	The cumulative effects of changes in accounting principles or changes in laws or regulations affecting GAAP results (including tax laws and regulations),

—	The writedown of assets,

—	Charges for reorganization and restructuring,

—	Material litigation, claims, judgments or settlements, and

—	Cash pension funding in excess of predetermined levels.

Awards

The Incentive Plan requires the Administrator to assign a target bonus to each participant, and the relative percentage weight to be assigned to the achievement of specific performance goals. In the event that a participant achieves more than the target assigned to a particular goal, the participant may receive up to twice the percentage weight allocated to such performance goal. In no event may a maximum bonus amount that a participant may be awarded for a fiscal year exceed $4 million. The Administrator may reduce, but may not increase, the maximum award for any participant under the Incentive Plan. The Administrator will approve the amounts of all final incentive awards.

New Incentive Plan Benefits

Because benefits under the Incentive Plan will depend on the Administrator’s actions and Company and individual performance against pre-established objectives, it is not possible to determine the benefits that will be received by executive officers and other key employees if the Incentive Plan is approved by the stockholders.

Million Dollar Deduction Limit

Pursuant to Section 162(m) of the Internal Revenue Code, the Company may not deduct compensation of more than $1 million that is paid to certain “covered employees” (i.e., any individual who, on the last day of the taxable year, is either the Company’s principal executive officer or an employee whose total compensation for the tax year is required to be reported to stockholders because they are among the three highest compensated officers for the tax year, other than the principal executive officer or principal financial officer). The limitation on deductions does not apply, however, to qualified “performance-based compensation.” The Incentive Plan is designed such that awards under the Incentive Plan may constitute qualified performance-based compensation and, as such, be exempt from the $1 million limitation on deductible compensation.

Approval by Stockholders

In order to be effective, the Incentive Plan must be approved by the affirmative vote of a majority of the votes cast in respect of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Unless otherwise instructed, the proxy holders will vote proxies held by them FOR the approval of the 2010 Management Incentive Plan.

The Board recommends a vote FOR the 2010 Management Incentive Plan.

PROPOSAL THREE:

RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has authority to retain and terminate the Company’s independent registered public accounting firm. The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 2010. Although stockholder ratification of the appointment of Ernst & Young LLP is not required, the Board of Directors believes that submitting the appointment to the stockholders for ratification is a matter of good corporate governance. For a description of the fees paid to Ernst & Young LLP, see “Fees and Services of the Independent Registered Public Accounting Firm.”

One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

In order to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010, a majority of the votes cast in respect of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote must be voted in favor of ratification. Unless otherwise instructed, the proxy holders will vote proxies held by them FOR the ratification of Ernst & Young LLP.

The Board recommends a vote FOR the ratification of Ernst & Young LLP.

CORPORATE GOVERNANCE

The Board has adopted Corporate Governance Guidelines that are posted on the corporate governance page of the Company’s website at www.muellerwaterproducts.com and are available in print to stockholders who request a copy. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to matters such as director responsibilities, compensation, and access to management. In addition, the Corporate Governance Guidelines address the use of outside advisors, management succession and the annual self-assessment of the Board.

Independence of Directors

Mr. Hyland, our Chairman, President and Chief Executive Officer, is not independent because he is a member of management and an employee of the Company. Because of his past affiliation as an executive officer of our former parent, Walter Energy, Mr. O’Brien was not considered “independent” under the rules applicable to listed companies on the New York Stock Exchange under the rules of the New York Stock Exchange. That rule applies to officers of former parent corporations for three years. As of December 15, 2009 (and therefore at the time of the Annual Meeting), we believe Mr. O’Brien will be considered independent under the rules of the New York Stock Exchange.

The Board annually assesses the outside affiliations of each director to determine if any of these affiliations could cause a potential conflict of interest or could interfere with the independence of the director. Based on information furnished by all directors regarding their relationships with Mueller Water Products and its subsidiaries and research conducted by management with respect to outside affiliations, the Board has determined that none of the directors has a material relationship with Mueller Water Products other than through his or her role as director, and, except as set forth above, each is independent because:

—	Each satisfies the categorical standards set forth below;

—	Each satisfies the independence standards set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

—	Each satisfies the criteria for independence set forth in Section 303A.02(b) of the New York Stock Exchange Listed Company Manual.

A determination of independence under these standards does not mean that a director is “disinterested” under Section 144 of the Delaware General Corporation Law. Each director, relevant Committee and the full Board may also consider whether any director is “disinterested” in any transaction brought before the Board or any Committee.

Categorical Standards of Independence

The Company has established categorical standards of independence for the Board. These standards are outlined in the Company’s Corporate Governance Guidelines. To be considered “independent” for purposes of the director qualification standards, (A) the director must meet bright-line independence standards under the New York Stock Exchange Listed Company Manual and (B) the Board must affirmatively determine that the director otherwise has no material relationship with the Company, directly or as an officer, shareowner or partner of an organization that has a relationship with the Company.

The Board of Directors considers the following relationships to be immaterial relationships that would not impair a director’s independence if they are conducted in the ordinary course of business:

(i)	The director is a director or trustee but not an executive officer or any member of his or her immediate family is a director, trustee or employee, but not an executive officer, of any other organization (other than the Company’s outside auditing firm) that does business with, or receives donations from, the Company;

(ii)	The director or any member of his or her immediate family is an executive officer of any other organization which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than $1 million or 2% of the total consolidated assets of the organization on which the director or any member of his or her immediate family serves as an executive officer, whichever is more; or

(iii)	The director or any member of his or her immediate family serves as an executive officer of a charitable or educational organization that receives discretionary charitable contributions from the Company in a single fiscal year of less than $1 million or 2% of that organization’s consolidated gross revenues, whichever is more.

Independence of Committee Members

Each of the members of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees is independent in accordance with the New York Stock Exchange Listed Company Manual and the director independence standards set forth above. No member of the Audit Committee receives any compensation from Mueller Water Products other than directors’ fees and no member of the Audit Committee is an affiliated person of Mueller Water Products (other than by virtue of his or her directorship). Members of the Audit Committee meet the additional standards of audit committee members of publicly traded companies required by the Sarbanes-Oxley Act of 2002. Members of the Compensation Committee meet the additional standards applicable to “outside directors” under Section 162(m) of the Internal Revenue Code and qualify as “non-employee directors” as defined in Rule 16b-3 under the Exchange Act.

Policy for Approval of Related Person Transactions

The Board of Directors has adopted a written Related Person Transaction Policy that is administered by the Nominating and Corporate Governance Committee (the “Nominating Committee”). This policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds or may be expected to exceed $120,000 and a related person has a direct or indirect material interest. Under the

Related Person Transaction Policy, a “related person” includes (A) any person who is or was, since the beginning of the last fiscal year, an executive officer, director or nominee for election as a director of the Company, (B) a greater than 5% beneficial owner of the Company’s common stock or (C) an immediate family member of either of the foregoing. Under the Related Person Transaction Policy, management will determine whether a transaction meets the requirements of a Related Person Transaction requiring review by the Nominating Committee. Transactions that fall within this definition will be referred to the Nominating Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Nominating Committee will decide whether or not to approve such transaction and will approve only those transactions that are in the best interests of the Company. In addition, the Board of Directors has delegated to the Chair of the Nominating Committee the authority to pre-approve or ratify any transaction with a related person in which the aggregate amount involved is expected to be less than $500,000.

Related Person Transactions

The Company did not engage in any transaction during the fiscal year ended September 30, 2009, and has no currently proposed transaction, in which the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest.

Director Attendance at Board, Committee and Annual Meetings

During the fiscal year ended September 30, 2009, the Board held seven meetings. Each director attended at least 75% of all meetings of the Board and of the Committees of the Board on which he or she served during fiscal 2009. The non-management directors meet in executive session on at least a quarterly basis and the independent directors meet in executive session at least annually. The Chair of the Nominating Committee, currently Howard L. Clark, Jr., presides at the executive sessions of the non-management directors and the independent directors. In October 2009, Mr. Clark was elected the lead director of the Board of Directors of the Company.

Directors are expected to attend annual meetings of the stockholders of the Company. All of the directors except Mr. Tokarz attended the Company’s Annual Meeting of Stockholders held on January 28, 2009.

Committees of the Board

The Board has four standing Committees that assist the Board in carrying out its duties: the Audit Committee; the Compensation Committee; the Nominating Committee; and the Environmental, Health and Safety Committee. An additional Committee, the Executive Committee, meets only when called by the Chairman of the Board. The charter of each Committee (other than the Executive Committee) is available on the Company’s website at www.muellerwaterproducts.com and may be obtained, without charge, by contacting the Corporate Secretary, Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328.

The Board of Directors has affirmatively determined that the Audit Committee, the Compensation Committee, and the Nominating Committee consist entirely of independent directors under the rules established by the New York Stock Exchange and, as applicable, the SEC. The following chart shows information regarding the membership of each of the Board’s standing Committees:

Name	Audit	Compensation and Human Resources	Nominating and Corporate Governance	Environmental, Health and Safety	Executive
Donald N. Boyce		Chair	X		X
Howard L. Clark, Jr.			Chair	X	Lead Director
Gregory E. Hyland					Chair
Jerry W. Kolb	X	X
Joseph B. Leonard	X		X
Mark J. O’Brien				X
Bernard G. Rethore	X	X		Chair
Neil A. Springer	Chair	X
Lydia W. Thomas			X	X
Michael T. Tokarz			X	X	X
Fiscal 2009 Meetings	12	4	4	3	2

Audit Committee

The Audit Committee’s primary purpose is to assist the Board in fulfilling its responsibility to the Company’s stockholders relating to the Company’s financial reporting processes and systems of internal control. The Audit Committee is also responsible for determining whether the Company’s financial systems and reporting practices are in accordance with applicable requirements. Further, the Audit Committee retains and terminates the Company’s independent auditors and approves services and fees of the independent auditors.

The Board of Directors has determined that all Audit Committee members are financially literate under the New York Stock Exchange Listed Company Manual. The Board of Directors has further determined that all of the members of the Audit Committee qualify as audit committee financial experts within the meaning of the rules and regulations of the SEC, and that all of such members are independent as required by the New York Stock Exchange Listed Company Manual.

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent auditors. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent auditors are able to provide the most effective services, for reasons such as their familiarity with the Company’s current and past business, accounting systems and internal operations, and whether the services enhance the Company’s ability to manage or control risks and improve financial reporting quality. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee with respect to individual projects up to $100,000. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.

Compensation and Human Resources Committee

The Compensation Committee is responsible for overseeing the Company’s overall strategic human resources programs, including executive compensation, benefit plans and equity plans. The Compensation Committee approves and oversees the administration of the Company’s material benefit plans, policies and programs, including all of our equity plans and executive bonus plans. The Compensation Committee also reviews and approves principal elements of total compensation for the Company’s named executive officers and other executive officers and employment, severance, and change–in-control arrangements for the Company’s executive officers. Further, the Compensation Committee is responsible for reviewing and recommending compensation of non-employee directors to the full Board, as well as reviewing and recommending directors’ and officers’ indemnification and insurance matters.

Nominating and Corporate Governance Committee

The Nominating Committee is responsible for, among other things, establishing the criteria for and the qualifications of persons suitable for nomination as directors and reporting its recommendations to the Board. The Board determines the number of directors that shall constitute the Board of Directors, subject to the requirement set forth in the Company’s Bylaws that the number of directors shall be not less than six nor more than eleven. The Nominating Committee will consider candidates for election as directors of the Company submitted by stockholders. In identifying candidates for membership on the Board of Directors, the Nominating Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specializations, relevant technical skills, diversity, and the extent to which a candidate would fill a need on the Board of Directors. The Nominating Committee’s policy with regard to director candidates submitted by stockholders is to consider such submissions in accordance with the procedures described below under “– Director Nomination Process.”

Environmental, Health and Safety Committee

The Environmental, Health and Safety Committee reviews and updates, as appropriate, the policies and procedures of the Company regarding compliance with the various laws, regulations and rules pertaining to the environment and employee health and safety. The Environmental, Health and Safety Committee also monitors the Company’s compliance with Company policies and procedures concerning health, safety and the environment, and obtains regular reports from Company and subsidiary management, environmental counsel and health and safety personnel, as well as special reports when necessary or relevant to special projects. The Environmental, Health and Safety Committee reviews and approves the proposed scope of internal and independent environmental, health and safety audits and encourages activities that demonstrate sound environmental stewardship initiatives within the Company and with its customers and suppliers.

Executive Committee

The Executive Committee’s principal function is to exercise the interim powers delegated to the Executive Committee at any time when any matter requires expeditious action by the Board or when it would not be practical for the full Board to meet to review or act upon any matter. In addition, if the Board of Directors expressly provides by resolution, the Executive Committee can declare dividends payable on the securities of the Company during months when the Board does not meet.

The Executive Committee has and may exercise, during the intervals between meetings of the Board, all the powers and authority vested in the Board of Directors except the following: (A) the power or authority to amend the Company’s Certificate of Incorporation; (B) the power or authority to amend the Company’s Bylaws; (C) the power or authority to adopt an agreement of merger; (D) the power or authority to exchange, consolidate, sell, lease, pledge or exchange all or substantially all of the Company’s assets; (E) the power or authority to adopt or revoke a plan of dissolution; (F) the power or authority delegated to any other Committee of the Board of Directors; and (G) such other powers or authority as are restricted in the Delaware General Corporation Law or the Bylaws.

Role of Compensation Consultant

For fiscal 2009, the Compensation Committee retained Hewitt Associates LLC (“Hewitt”) as its independent consultant to advise the Compensation Committee on executive compensation and related matters. Hewitt performed no other work for the Company in fiscal 2009. Pursuant to its charter, the Compensation Committee has the sole authority to approve the consultant’s fees and retention terms.

Hewitt assists the Compensation Committee by, among other things, providing external market data on compensation practices and programs of peer group companies. Specifically, the Compensation Committee asked Hewitt to collect data from the peer group companies to assess base salary, bonus opportunity, bonus paid, long-term incentive practice and perquisites. For a description of Hewitt’s responsibilities, see “Compensation Discussion and Analysis – Role of Compensation Consultant in Compensation Decisions.”

The Compensation Committee retained Hewitt as its consultant for fiscal 2010 and determined that the Company would not retain Hewitt for any projects in fiscal 2010 without the prior consideration and consent of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Boyce, Kolb, Rethore and Springer. None of the members of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries.

Communicating with our Board of Directors

Stockholders and other interested persons may communicate with the Chair of the Audit Committee or the Chair of the Nominating Committee (who has been designated as the Company’s lead director and presides over meetings of independent directors and non-management directors), in care of the Company’s Corporate Secretary at the Company’s principal executive office address – 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328. Further, stockholders and other interested persons may communicate with the Company’s non-management directors as a group in care of the Company’s Corporate Secretary at the Company’s principal executive office address.

Stockholders and other interested persons may also communicate with any of the independent directors, in care of the Company’s Corporate Secretary at the Company’s principal executive office address or by sending an e-mail message to the directors at boardofdirectors@muellerwp.com, or with the Audit Committee by sending an e-mail message to auditcommittee@muellerwp.com. If the correspondence is specifically marked as a private communication for the Board of Directors (or a specific member or members of the Board), the Corporate Secretary will not open or read the correspondence, but will forward it to the addressee or the Chair of the Audit Committee. These procedures may change from time to time, and you are encouraged to visit our website for the most current means of contacting our directors.

Director Nomination Process

In discharging its responsibility, the Nominating Committee receives input from the Chairman of the Board, other directors and the Nominating Committee’s professional search firm. It also considers and evaluates any candidates recommended by stockholders, as described below.

The Nominating Committee decides whether to further evaluate each candidate and may select an independent professional search firm to assist in the discharge of its duties. The evaluation includes a thorough reference check, interaction and interviews, and discussions about the candidate’s qualifications, availability and commitment. After discussion of each candidate’s qualifications, the Chair of the Nominating Committee interviews each candidate. The Nominating Committee Chair will select certain candidates to be interviewed by the Chairman of the Board and other members of the Nominating Committee. The Nominating Committee reviews the results of all interviews and makes a recommendation to the full Board with respect to the election of the candidate to the Board. The Board expects all candidates recommended to the full Board to have received the approval of all members of the Nominating Committee.

In order to identify the best candidates, the Board has directed the Nominating Committee to consider the key criteria and competencies for the directors described below. In addition, the Board has determined that its members should bring to the Company a broad range of experience, knowledge and judgment. The candidate must be prepared to represent the interests of the Company and all its stockholders, not the interests of particular constituencies.

The Nominating Committee uses a matrix of key criteria and competencies to evaluate potential candidates. The Nominating Committee carefully reviews all current directors and director candidates in light of these qualifications based on the context of the current and anticipated composition of the Board, the current and anticipated operating requirements of the Company and the long-term interests of the stockholders. In reviewing a candidate, the Nominating Committee considers the integrity of the candidate and whether the candidate would be independent as defined in the Corporate Governance Guidelines and in the New

York Stock Exchange Listed Company Manual. The Nominating Committee expects a high level of involvement from its directors and reviews, if applicable, a candidate’s service on other boards to assess whether the candidate has sufficient time to devote to Board duties.

Key characteristics that are required for all directors are personal ethics and integrity, leadership, capabilities, business acumen, collaborative skills, interpersonal skills, commitment, and independence.

Key competencies that are not necessary for all directors but are necessary for the Board as a whole are general management expertise, financial expertise, multiple-part production/manufacturing/operations expertise, merger and acquisition experience, strategic planning expertise, corporate governance expertise, diversity of viewpoints, offshore sourcing expertise, marketing expertise, international business expertise, and government and regulatory affairs expertise.

Any stockholder who wishes to have the Nominating Committee consider a candidate is required to give written notice of the stockholder’s intention to make such a nomination. For a description of the procedures required to be followed for a stockholder to nominate a director, see “Stockholder Information – Procedures for Business Matters and Director Nominations for Consideration at the 2011 Annual Meeting of Stockholders – Notice Requirements for Nomination of Directors.” A proposed nomination that does not comply with these requirements will not be considered.

Code of Business Conduct and Ethics

The Code of Business Conduct and Ethics (“Code of Conduct”) applies to all employees, directors, and officers of the Company and its subsidiaries. The Code of Conduct is posted on the corporate governance page of the Company’s website at www.muellerwaterproducts.com and is available in print to stockholders who request a copy. The Company also has made available an Ethics Hotline, whereby employees can anonymously report a violation of the Code of Conduct. Any changes to the Code of Conduct will be posted on the Company’s website.

COMPENSATION DISCUSSION AND ANALYSIS

Please refer to our Annual Report on Form 10-K for the year ended September 30, 2009 (“fiscal 2009”) for additional information regarding the fiscal 2009 financial results discussed below.

Executive Summary	23

Overview	25
Our Business in Fiscal 2009	25
Compensation Philosophy	25
2009 Compensation Actions	26
Compensation Elements	28
Total Compensation	30
Risk and Incentive Compensation	30

Responsibilities of the Compensation Committee	31

Role of Management in Compensation Decisions .	31

Role of Compensation Committee in Compensation Decisions	31

Factors Considered by the Compensation Committee	33
Peer Group Benchmarking	33
Tally Sheets	34
Wealth Accumulation Review	35

Rewarding Performance: Compensation Elements	35
Base Salary	35
Annual Cash Incentive Awards	36
Long-Term Equity-Based Compensation	39
Retirement Benefits	40
Other Benefits	41

Income Tax Consequences of Executive Compensation	43

Compensation Recovery (Clawback) Policy	44

Stock Ownership Policy	44

Executive Summary

The following summary provides an introduction to the more detailed disclosure set forth in this “Compensation Discussion and Analysis” (“CD&A”) section. This CD&A section is required to provide information about those executive officers whose names appear in the Summary Compensation Table on page 46 (our “named executive officers” or “NEOs”), but it also provides insight into the considerations the Compensation Committee and the Board use in overseeing the implementation of the Company’s compensation philosophy.

—	The objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term stockholder value.

—

We provide our NEOs with (1) base salary, (2) an annual cash incentive compensation opportunity, (3) long-term equity-based compensation, (4) retirement benefits and (5) other benefits. These benefits add to the “total compensation” we describe below.

—

For fiscal 2009, we targeted total compensation for our NEOs and other executives at the 50th percentile plus or minus 15% of targeted compensation for similar executive positions at other companies. We use a “peer group” of manufacturing companies, described in greater detail below, to benchmark that total compensation.

—	We believe in “pay-for-performance” and link short-term and long-term incentive compensation to the achievement of measurable performance goals.

—

We believe that our incentive plans, balanced with other aspects of our compensation program, do not encourage excessive risk-taking by executives. Cash incentive compensation supports our pay-for-performance compensation philosophy and rewards annual results. Long-term equity-based compensation serves as a retention mechanism and as a means to focus our executives on long-term strategic goals, sustainable growth and performance. We use equity-based compensation as a means of aligning the interests of the NEOs and other executives with those of our stockholders.

—	Our executives participate in the same group benefit programs available to our salaried employees.

—

We offer our NEOs limited perquisites – a monthly car allowance, reimbursement for certain financial planning and physical examination expenses and, in limited cases, country club dues, travel for spouses, relocation expenses and supplemental long-term disability insurance.

—

Due to deteriorating economic conditions in the Company’s end markets, the Company experienced significant declines in sales in fiscal 2009. In response to the economy and our financial results, salaries were frozen, and pay for our directors and for certain executives was temporarily reduced. The Company did not meet the financial or operating goals the Compensation Committee established to achieve cash incentive compensation under the annual incentive plans applicable to our NEOs and other executives. As discussed below, the Compensation Committee determined to award incentive compensation on the basis of achievement of personal goals and for the collective efforts of our NEOs in generating cash, repaying debt and managing working capital during the year.

—

Based on efforts that the Compensation Committee determined were aligned with strategic interests of the Company, incentive compensation payments were awarded to executives for fiscal 2009. The Compensation Committee made incentive awards to two NEOs that will not qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code.

—

The market price of our common stock decreased significantly during fiscal 2008 and 2009. This decrease resulted in a significant decline in the value of all accumulated equity-based incentive compensation. Stock options granted prior to that decline are likely to have little or no value for an extended period of time into the future.

—	Our executives generally cannot sell shares of our common stock until they reach minimum ownership levels.

—	Our Compensation Committee is comprised solely of independent directors. The Compensation Committee uses a compensation consultant that does not provide any other services to the Company.

—

We have never backdated or re-priced equity awards, which are generally awarded in late November/early December every year after the completion of the audit of the financial statements for the prior fiscal year. We do not time our equity award grants relative to the release of material, non-public information.

Overview

Our Business in Fiscal 2009

During fiscal 2009, the operating subsidiaries of the Company faced unique business challenges due to the recession, the historic decline in new home construction, and the unprecedented drop in year-over-year state and municipal spending, all of which negatively affected our Mueller Co. and U.S. Pipe operating subsidiaries. The general recession negatively affected non-residential construction, which affected the end markets of our Anvil operating subsidiary.

Economic conditions deteriorated rapidly in fiscal 2009, negatively affecting our financial results. Our fiscal 2009 net sales were $1.428 billion, down 23% from $1.859 billion in fiscal 2008. The Company’s adjusted net loss was $35.7 million in fiscal 2009 compared to an adjusted net income of $53.1 million in fiscal 2008. We incurred $47.8 million in restructuring charges in fiscal 2009 as we attempted to better align our organization and cost structure with economic conditions. We recognized impairment charges of $970.9 million, fully writing off our goodwill and reducing the value of our trademarks and trade names by $101.4 million. Despite these results, during fiscal 2009, the Company had $90.8 million in free cash flow and reduced outstanding indebtedness by $355.3 million, using $166 million of the proceeds of an equity offering. The Company also amended its credit agreement in fiscal 2009 to provide more financial covenant flexibility resulting in, among other things, increased interest rates and new financial covenants.

Financial metrics accounted for 70% of each executive’s annual cash incentive opportunity. The Compensation Committee approved financial metrics for incentive compensation in the fall of 2008, before the severity of the deterioration that would affect the Company’s end markets in fiscal 2009 had become apparent. Due to those conditions, the Company and the operating segments did not meet any of the financial performance goals and, as a result, the Compensation Committee did not award any cash incentive awards tied to those specific financial goals to the NEOs or other executives.

As discussed below, the Compensation Committee awarded NEOs cash incentive awards based on reaching certain individual goals and for their collective efforts in generating cash, repaying debt and managing working capital during the year.

Compensation Philosophy

The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term stockholder value. The Compensation Committee follows the following principles in overseeing the compensation program for the Company’s executives:

—

The Committee Seeks to Align Executives’ and Stockholders’ Interests — Executives’ interests are more directly aligned with the interests of our stockholders when compensation programs: (1) are significantly impacted by the value of our stock; (2) require significant ownership of our stock; and (3) emphasize both short- and long-term financial performance.

—

The Committee Seeks to Set Executive Compensation at a Level that is Competitive — To attract qualified executives, motivate performance and retain executives with the abilities and skills needed to build long-term stockholder value, total compensation should be competitive and should reflect the value of comparable positions in the market and within the Company.

—

The Committee Seeks to Motivate Achievement of Financial and Strategic Goals — A significant portion of an executive’s overall compensation is dependent on the achievement of short- and long-term financial goals and strategic objectives. Additionally, the portion of an executive’s total compensation that varies with performance is a function of the executive’s responsibilities and ability to influence results, and is tied to strategic goals determined at the beginning of each fiscal year.

—

The Committee Seeks to Reward Superior Performance — While total compensation for an executive should be both competitive and tied to achievement of financial goals and strategic objectives, the Committee seeks to ensure that performance that exceeds target is appropriately rewarded and that rewards are proportionately smaller when performance does not meet targeted expectations.

2009 Compensation Actions

Considering the financial challenges of fiscal 2009, the Compensation Committee took actions to align compensation with our peer group and appropriately adjust compensation, but also to compensate executives for individual efforts that promoted long-term value for our stockholders. In fiscal 2009, the Compensation Committee took the following actions:

Action	Considerations	Reason for Action
—Modified custom peer group	— Peer group previously included companies comparable with the Company’s manufacturing businesses based on best available information from October 2007.	—To benchmark companies with businesses and annual revenue that are more comparable to that of the Company, based on better information from an expanded database of comparable companies

Action	Considerations	Reason for Action

—Redesigned incentive compensation plan to base 70% on financial results and 30% on the achievement of personal goals

—No incentive compensation payments were made under the financial metrics portion of the plan

—Previously 80% of incentive compensation had been based on financial results and 20% had been based on the achievement of personal goals

—To help maintain effective incentives in light of the volatile economic environment

—To help align the goals of the executive with the strategic goals of the Company

—Although the achievement of personal goals is inherently more subjective than the achievement of financial goals, the Compensation Committee seeks to ensure that the personal goals are as objective as possible, and that rewards are based on its objective review of those goals

—10% reduction in base salary (or hours worked for other salaried employees) coupled with voluntary 20% base salary reductions for executives (other than President of Anvil) from February to May 2009	—Executives received 100% of base salary in fiscal 2008	—Cost-cutting initiative as a response to economic conditions; voluntary executive reductions maintained pay equities with loss of income opportunities for other salaried employees
—20% reduction of cash compensation for non- employee directors for a three month period	—Directors had formerly been paid as described in “Director Compensation” below	—Directors deemed it important to share in cost-cutting initiatives of executives and other Company personnel
—Base salary freeze instituted for over a year to control costs	—Annual salary increases based on performance and cost of living will be renewed in fiscal 2010, with appropriate adjustments to be made for the time elapsed since the last salary review	—Cost-cutting initiative in response to economic conditions and the related declines in revenues in our businesses
—Temporary suspension of 401(k) match from April 1, 2009 through December 31, 2009	—Company generally provided a match of 100% on contributions up to 4% of each employee’s eligible compensation —The 401(k) match will be reinstated on January 1, 2010	—Cost-cutting initiative in response to economic conditions and the related declines in revenues in our businesses

Compensation Elements

Each element of our direct compensation program is reviewed and approved by the Compensation Committee and is intended to encourage and foster the following results and behaviors. The Compensation Committee reviews and approves the following elements of compensation for executives:

Compensation Element	Objective	Behavioral Focus
Base salary	—Provide fixed compensation to the executive —Target represents 34% of total direct compensation for NEOs and 23% of the total direct compensation for the Chief Executive Officer	—Most directly comparable component of compensation to measure against peer group; rewards experience and individual performance —Not at risk
Annual cash incentive awards

—Provides at-risk variable pay for short-term performance

—Target represents 28% of total direct compensation for NEOs; 23% of the total direct compensation for the Chief Executive Officer

—Paid in cash

—Rewards individual performance based upon operational results for business segment or total corporation performance as well as personal performance

—At significant risk, depending on satisfaction of overall corporate, segment and personal goals

Long-term equity awards

—Provides at-risk variable pay opportunity for long-term performance

—Target represents 38% of total direct compensation for NEOs; 53% of the total direct compensation for the Chief Executive Officer

—For fiscal 2009, 50% of the value was provided in nonqualified stock options and 50% of the value was provided in restricted stock units

—Rewards overall Company performance —Aligns executives with stockholders —At risk, based on stock price
Employee benefits	—Promotes health and well-being of employees, including executives	—Annual indirect compensation —Not at risk
Perquisites	—Promotes health and provides financial/tax assistance for executives and opportunities for reasonable business entertainment	—Annual entitlements —Not at risk

The following charts set forth, for our CEO and for our other NEOs on average, the amount of each major element of fiscal 2009 target direct compensation and the percentage of fiscal 2009 total target direct compensation represented by each major element, indicating the percentage of fiscal 2009 direct compensation that was at risk. The amounts and percentages are based upon the fiscal 2009 target levels for each element at the time of approval.

Total Compensation

The Compensation Committee targets total compensation at the 50th percentile plus or minus 15%, subject to individual adjustments based on experience, length of service, individual performance and other factors deemed appropriate by the Committee. Depending on business and individual performance results, an executive’s total compensation may be within, below or above the target range for that position. If the Company’s or operating subsidiary’s performance does not meet the financial targets, or the individual does not meet personal goals, executives may receive only a fraction of their targeted total compensation

The Compensation Committee regularly reviews the total compensation of each executive and compares it to the total compensation of comparable executives in the Company’s peer group. The Committee regularly discusses the comparable total compensation data from its peer group with Hewitt, based on data collected by Hewitt. Based on information provided by Hewitt, we believe that the fiscal 2009 target total compensation opportunity for the NEOs (in an aggregate basis) was approximately 6% below the regressed 50th percentile target total compensation for similar executive positions in the peer group based on the most current available information.

Risk and Incentive Compensation

Because performance-based incentives play a large role in the Company’s executive compensation program, we believe it is important to ensure that incentives do not result in actions that may conflict with the long-term best interests of the Company. The base salaries of the NEOs, reviewed against similar salaries at comparable companies, are a sufficient component of total compensation to discourage excessive risk taking. Annual bonuses are capped at 200% of the applicable target, and the financial and operating targets under our cash incentive plans are based upon budgeted earnings levels that are reviewed, carefully monitored and approved by the Compensation Committee. The Compensation Committee approves financial or operational and personal targets that it and management believe can be achieved without the need to take inappropriate risks or make material changes to the Company’s business or strategy. Long-term incentive awards are granted in equity and value is realized through long-term appreciation of the Company’s stock price. Executives generally cannot sell shares until specified ownership levels have been met.

We use financial performance measures – such as “working capital as a percent of net sales” and “return on net operating assets” – to encourage the efficient use of the Company’s resources while discouraging excessive risk-taking. We believe that the use of operating income requires managers to consider the cost of their operations, and the use of consolidated net income promotes the use of strategies to enhance stockholder value. The Compensation Committee annually considers revisions to the metrics used – and reviews progress against them at least once during the year – to ensure that incentive compensation is aligned with stockholder interests without excessive risk taking.

We believe the use of widely-used financial metrics for financial targets makes it unlikely that the attainment of those financial targets would be reasonably likely to increase the risk to the Company in a material way. The targets used in establishing personal incentive goals are intended to benefit the Company and we do not use goals that are reasonably likely to increase material risk to the Company over a longer period of time than the potential payout of compensation for the attainment of those goals. We believe that having incentive compensation components that represent a large percentage of total compensation and that vest over an extended period also discourages unnecessary or excessive risk taking.

Responsibilities of the Compensation Committee

The Compensation Committee oversees the Company’s executive compensation program and is comprised entirely of independent directors. The Compensation Committee also develops and reviews the Company’s executive compensation philosophy. The Compensation Committee’s responsibilities are described in its Charter, which is available on our website at www.muellerwaterproducts.com. For a description of the responsibilities of the Compensation Committee, see “Corporate Governance – Committees of the Board”.

Role of Management in Compensation Decisions

The Compensation Committee and the Chief Executive Officer discuss the metrics that closely align performance targets of the business units and the Company with the strategic goals of the Company. The Compensation Committee and the Chief Executive Officer also discuss the individual personal goals and desired initiatives of each executive, to determine the extent to which performance targets for the previous year have been achieved.

The Compensation Committee reviews information provided by Hewitt and uses that information as a reference point for components of compensation. Our Chief Executive Officer provides input on and makes recommendations to the Compensation Committee with respect to the compensation, including annual salary adjustments, short-term incentive adjustments and grants of awards under our incentive plans, of the executives. The Compensation Committee approves the compensation of these officers taking into consideration the Chief Executive Officer’s input and recommendations.

The Chairman of the Compensation Committee and another Committee member designated by him meet with the Chief Executive Officer to discuss his performance and compensation based on evaluations received from the entire Board of Directors. These discussions are considered by the Compensation Committee in setting all elements of the compensation for our Chief Executive Officer.

Our Chief Executive Officer is not a member of the Compensation Committee and does not vote at Compensation Committee meetings. Although our Chief Executive Officer may call meetings of the Compensation Committee and regularly attends Compensation Committee meetings, he is present only by invitation of the Committee and has no independent right to attend such meetings. In fiscal 2009, our Chief Executive Officer was present at all of the Compensation Committee meetings, but he did not participate in the executive sessions of the Committee or participate in discussions when his own compensation was discussed.

Role of Compensation Consultant in Compensation Decisions

Under its Charter, the Compensation Committee has sole authority to select and retain an independent compensation consultant. The consultant may not have any other relationship with the Company or management without the prior written approval of the Compensation

Committee. For each of fiscal 2009, fiscal 2008 and fiscal 2007, the Compensation Committee selected Hewitt to be its independent compensation consultant. Hewitt has been retained by the Committee for fiscal 2010.

In fiscal 2009, Hewitt’s responsibilities included:

—	providing recommendations regarding the composition of the Company’s peer group;

—	gathering and analyzing publicly available compensation and other data for the peer group from publicly available sources, such as proxy statements, and other proprietary sources available to Hewitt;

—	preparing and analyzing pay survey data;

—	reviewing and advising on the performance measures to be used in incentive awards;

—

reviewing and advising on all principal aspects of executive and non-employee director compensation, including base salaries, bonuses, and equity awards for executives, and cash compensation and equity awards for non-employee directors;

—	using proprietary methodologies to determine the value of equity grants and other calculations required by the Compensation Committee; and

—	preparing other analyses and providing advice on other aspects of the Company’s executive compensation policies and programs as requested by the Compensation Committee.

The Compensation Committee typically invites representatives of Hewitt to attend its meetings. During fiscal 2009, Hewitt attended all of the Compensation Committee’s meetings in person or by telephone. In the course of fulfilling its consulting responsibilities, representatives of Hewitt regularly communicate with the Chairman of the Compensation Committee outside of regular committee meetings. Representatives of Hewitt meet with the Compensation Committee in executive sessions at most meetings. Hewitt also meets with management from time to time to gather information and to review proposals that management may make to the Compensation Committee.

During fiscal 2009, Hewitt advised the Compensation Committee on the appropriateness and merit of the recommendations made by management (primarily our Chief Executive Officer, as well as the Company’s Senior Vice President of Human Resources and other members of the Company’s executive compensation and benefits group), and provided supplementary background data with respect to management’s recommendations. During fiscal 2009, Hewitt also provided the Compensation Committee and management with competitive compensation data to consider in setting or making recommendations regarding compensation levels. In providing management with survey data and the Compensation Committee with advice, Hewitt relied on information it gathered directly, publicly available information regarding peer group companies, and Hewitt’s experience with companies inside and outside the peer group.

Hewitt uses a proprietary modified Black-Scholes model to value stock options and a discounted value methodology to value restricted stock units, taking into account the likelihood of forfeiture. During fiscal 2009, Hewitt calculated the number of stock options and restricted stock units to be provided to executives and other employees based on the value of the grants approved by the Compensation Committee. Those calculations reflect the value of the grants using Hewitt’s methodologies based on the closing stock price on the date of grant and may not represent the value at any other point in time or the value required by the SEC in the compensation tables below, or used for financial reporting purposes.

Factors Considered by the Compensation Committee

Peer Group Benchmarking

The Compensation Committee reviewed the fiscal 2008 peer group and requested that management and Hewitt consider certain revisions. Hewitt considered companies that were likely to compete with the Company for executive talent and investors, companies with similar organizational structures, strategic focus, and other considerations. Hewitt also only considered companies where there was sufficient data available to make comparisons, and where the size and scope of operations were sufficiently comparable.

For fiscal 2009, the Compensation Committee approved the 26-company peer group listed below. The peer group companies have a primary manufacturing component to their businesses, are publicly traded and registered with the SEC, and have annual revenue between $280 million and $7.0 billion. The median annual revenue for the peer group was $2.4 billion and the median market capitalization was $1.6 billion. Where a company was smaller or larger than the Company, Hewitt used a market regression analysis to adjust peer group pay data to make the data more comparable.

Fiscal 2009 Peer Group

Name of Company	Annual Revenue (last fiscal year)	Market Capitalization (as of last fiscal year end)
Allegheny Technologies Incorporated	$5.3 billion	$2.5 billion
Ametek, Inc.	$2.5 billion	$3.2 billion
Armstrong World Industries, Inc.	$3.4 billion	$1.2 billion
Badger Meter, Inc.	$279.6 million	$429.1 million
Cameron International Corporation	$5.8 billion	$4.5 billion
Crane Co.	$2.6 billion	$1.1 billion
Curtiss-Wright Corporation	$1.8 billion	$1.5 billion
Donaldson Company, Inc.	$2.2 billion	$3.5 billion
EnPro Industries, Inc.	$1.2 billion	$436.7 million
Flowserve Corporation	$4.5 billion	$2.9 billion
FMC Technologies	$4.5 billion	$3.0 billion
Graco Inc.	$817.3 million	$1.4 billion

Name of Company	Annual Revenue (last fiscal year)	Market Capitalization (as of last fiscal year end)
IDEX Corporation	$1.5 billion	$2.0 billion
Lennox International Inc.	$3.5 billion	$1.8 billion
Mueller Industries, Inc.	$2.6 billion	$931.5 million
Otter Tail Corporation	$1.3 billion	$825.5 million
Pentair, Inc.	$3.4 billion	$2.3 billion
Quanex Building Products Corporation	$868.9 million	$344.9 million
Robbins & Myers, Inc	$787.2 million	$1.5 billion
Roper Industries, Inc.	$2.3 billion	$3.9 billion
Sauer-Danfoss Inc.	$2.1 billion	$422.4 million
The Shaw Group Inc.	$7.0 billion	$4.1 billion
The Stanley Works	$4.4 billion	$2.7 billion
Valmont Industries, Inc.	$1.9 billion	$1.6 billion
Watts Water Technologies, Inc.	$1.5 billion	$730.4 million
Worthington Industries, Inc.	$2.6 billion	$1.1 billion

In October 2009, the Compensation Committee reviewed the fiscal 2009 peer group and decided to retain the same peer group for fiscal 2010.

Tally Sheets

The Compensation Committee regularly reviews tally sheets for each executive, which are prepared by management and reviewed by Hewitt. They contain information concerning prior year compensation, proposed compensation for the current year and various termination-of-employment scenarios, including termination with or without cause, voluntary termination, retirement and termination after a change in control. The tally sheets also highlight multiple elements of compensation, including cash severance, value receivable under the cash incentive plan, vesting of outstanding equity awards, health and welfare continuation, outplacement services and the value of any tax gross-ups.

The tally sheets enable the Compensation Committee to see and evaluate the full range of executive compensation, understand the magnitude of potential payouts as a result of termination-of-employment scenarios and consider changes to our compensation program, arrangements and plans in light of emerging trends. The tally sheets, in certain circumstances, show different information than the information that is required to be shown under the heading “Executive Compensation – Potential Payments Upon Termination or Change-in-Control”. The tally sheets may show more or different information than is required by SEC regulations, or use current or projected stock prices, as opposed to year-end stock prices, and may use different assumptions than those used in preparing the table.

Wealth Accumulation Review

The Compensation Committee looks at “wealth accumulation” calculations – how much an executive is projected to earn or accrue over time through cash and equity compensation or receive through certain benefits – but reviews it in the context of several relevant factors. The most significant vehicle for wealth accumulation is equity awards, and executives receive the full benefit from equity awards only with improved Company performance and the resulting improvement in stock price. This review is intended to ensure that management’s interests are aligned with the long-term interests of the Company and its stockholders.

The Compensation Committee considers other factors such as whether the mix of compensation should change over time to reflect changing Company and individual circumstances. It also considers whether existing long-term awards already provide sufficient incentives to retain and motivate our executives, such that awards should be reduced or eliminated in a particular period, and makes assumptions as to the current value of the awards that have already been granted to the executives.

Rewarding Performance: Compensation Elements

The Compensation Committee oversees the various forms of compensation to reward performance and encourage the achievement of the Company’s near-term objectives and long term strategic goals. Base Salary provides a stable amount of fixed compensation to the executive, while Annual Cash Incentive Awards are used to reward financial and personal performance to achieve Company objectives. The Compensation Committee uses Long-Term Equity-Based Compensation to reward the executives for overall Company performance, and to align a significant portion of the overall compensation with the long-term interests of investors in the Company’s common stock. Finally, the Compensation Committee oversees Retirement Benefits and Other Benefits to promote the health, well-being and financial security of our executives and their families, and, in some cases, to provide perquisites comparable to those available to other similarly-situated executives.

Base Salary

The Compensation Committee regularly compares the base salary of each executive to the 50th percentile of comparable executives in the peer group. In response to economic conditions, in December 2008 the Compensation Committee implemented a salary freeze applicable to most salaried employees of the Company. In addition, most of the Company’s executives took voluntary 20% base salary reductions for three months during fiscal 2009. It is currently expected that increases in salary will be processed in February 2010.

In determining base salary for each executive, the Compensation Committee assesses the responsibilities associated with the position, individual contribution and performance, skill set, prior experience and external pressures to attract and retain talent and the compensation paid to other executives in the peer group companies and in the Company. Based on information provided by Hewitt, we believe that the aggregate fiscal 2009 base salaries for the NEOs was approximately 5% below the regressed 50th percentile base salary for similar executive positions in the peer group based on the most current available information. Salaries earned by named executive officers in fiscal 2009 are reflected in the “Salary” column (Column C) of the Summary Compensation Table on page 46 of this Proxy Statement.

Annual Cash Incentive Awards

Certain of our executives were participants in our Executive Incentive Plan (the “Top Executive Bonus Plan”) and were awarded an opportunity to earn an annual incentive award for fiscal 2009. The Top Executive Bonus Plan, which was approved by our stockholders in January 2008, establishes an annual award pool of three percent (3%) of the Company’s operating income. For fiscal 2009, the Compensation Committee allocated the award pool to participating executives to establish a maximum incentive award for each such participant as follows:

Name	Percentage of Award Pool
Gregory E. Hyland	50.0%
Thomas E. Fish	25.0%
Raymond P. Torok	25.0%

In order to qualify as performance-based compensation for purposes of the Top Executive Bonus Plan, the Compensation Committee may reduce, but may not increase, the maximum award for any participant and the size of the award pool. In determining the amount of incentive compensation earned by each participant for the fiscal year, the Compensation Committee considers many factors including pre-established financial or operational goals and individual objectives that are described with respect to the Management Bonus Plan below.

Annual incentive compensation opportunities for fiscal 2009 were awarded to our executives who are not covered by the Top Executive Bonus Plan under our Management Incentive Program (the “Management Incentive Program”). The Management Incentive Program provides executives and other key employees with the opportunity to earn cash awards based on the achievement of pre-established measurable financial/operational and individual objectives.

For corporate-level executives and Mr. Torok, the President of our U.S. Pipe subsidiary, the Compensation Committee uses the 50th percentile of the peer group as a guide in setting target annual cash incentive compensation. The annual incentive target for Mr. Fish is based on a designated percentage of the pre-established bonus pool that existed before the acquisition of Anvil by the Company’s predecessor. The Compensation Committee’s goal is to use appropriate opportunities to bring all executive compensation for the NEOs and other officers in line with the Company’s compensation philosophies outlined above. Thus, the Committee uses the financial and operational goals discussed below for each of the NEOs.

The Compensation Committee approved annual financial/operational and specific individual goals for each executive in the first quarter of fiscal 2009. The potential incentive opportunity for each executive under the Management Bonus Plan was weighted 70% on the achievement of two financial/operational goals described below, and 30% on the achievement of specific individual goals. The amounts payable based on attainment of those goals is capped by the amount permitted under the Top Executive Bonus Plan. Under that Plan, the

Committee may decrease (using negative discretion) the amounts payable to participants in that Plan but may not increase the amounts payable. In fiscal 2009, the Company’s operating income was insufficient to permit any annual cash incentive payments to the participants under the Top Executive Bonus Plan.

Financial or Operational Goals

During the fourth quarter of 2008, the Board anticipated that the Company might face a difficult fiscal 2009 due to the continuing downturn in residential construction activity and the expected slowdown in both municipal spending and non-residential construction. Recognizing that business conditions would remain very challenging, the Compensation Committee established financial and operational performance targets for fiscal 2009 that were lower than actual results for fiscal 2008, taking into account expected revenue declines, the level of fixed costs and the potential for cost reductions. The Committee believed that the targets would be difficult to reach, but that they could be achieved with strong effort, based on the known economic conditions present at that time.

For corporate executives, the Compensation Committee selected “return on net operating assets”, which represents (A) consolidated adjusted net income divided by (B) the average of the sum of certain components of working capital and fixed assets for each month during the year, and “consolidated net income” (as adjusted) as the financial metrics. Return on net assets was selected to ensure that management focuses on the efficient use of resources available to the Company.

For operating executives, the financial metrics were segment income from operations and working capital as a percent of net sales. The Compensation Committee selected segment income from operations to reflect that those executives have direct responsibility for only their respective parts of the Company’s business. The Compensation Committee selected working capital as a percent of net sales to ensure that the operating executives strive to use Company assets efficiently. All executives were entitled to receive a threshold incentive compensation payment if consolidated adjusted net income or segment adjusted income from operations, as applicable, reached a specified percentage of the target, with a maximum payout as set forth in the chart below. Further, all executives were entitled to a threshold incentive compensation payment if return on net operating assets or working capital as a percent of net sales, as applicable, in fiscal 2009 improved by a specified percentage over fiscal 2008, with a maximum payout as set forth in the chart below.

The economic conditions in the Company’s end markets were even more severe than those contemplated in the fall of 2008, and the Company experienced significant declines in revenues in fiscal 2009. Primarily as a result of the severity of the economic downturn, the Company did not meet the financial or operating targets set for fiscal 2009 and no bonuses were paid on account of financial or operating performance in fiscal 2009. The following table shows the fiscal 2009 performance targets for each executive along with the attained results.

Financial/Operational Performance

(Financial/Operational Goals Have a Total Weight of 70% of the Incentive Target)

			Results Required to Achieve Bonus (in millions of dollars)			(dollars in millions)
	Financial/Operational Metric	Weight	Threshold	Target (100%)	Maximum (200%)	2009 Actual Results	2009 Payout Factor (% of Target Bonus)

Gregory E. Hyland, Evan L. Hart and Robert G. Leggett	Consolidated Adjusted Net Income	50%	$17.3	$23.0	$55.8	$(35.7)	0.0%
	Return on Net Operating Assets	20%	$6.0%	9.3%	13.8%	(4.2)%	0.0%

Thomas E. Fish	Anvil Adjusted Income from Operations	50%	$49.4	$65.8	$89.8	$43.3	0.0%
	Working Capital as a Percent of Net Sales	20%	32.9%	31.5%	29.5%	41.8%	0.0%

Raymond P. Torok	U.S. Pipe Adjusted Income (Loss) from Operations	50%	$2.4	$4.8	$14.3	$(41.3)	0.0%
	Working Capital as a Percent of Net Sales	20%	26.0%	24.9%	23.4%	29.0%	0.0%

Individual Goals

Individual goals have a total weight of 30% of the total cash incentive target, and executives can earn between 0% and 200% of the target amount depending on the level of achievement of individual goals. Individual goals are quantifiable to the extent practicable and are also reviewed subjectively. The percent of goal achieved is determined by the executive’s direct supervisor and agreed to or modified by the Chief Executive Officer and the Compensation Committee. In the case of the Chief Executive Officer, the Compensation Committee determines the percent achievement of individual goals.

During fiscal 2009, the Company had no operating income, and therefore no performance bonuses could be paid to the participants under the Top Executive Bonus Plan. The Compensation Committee reviewed the financial and operating results of the Company and the attainment by the participants in the Top Executive Bonus Plan of certain goals that had been assigned to them at the start of the fiscal year. The Compensation Committee also considered the performance of the Company during the year, the effects of external financial pressures on the Company’s end markets, the wealth accumulation models and comparisons of salaries and bonuses paid to comparable executives in peer group companies. The Compensation Committee also considered the collective efforts of the management team, including its efforts in generating cash, repaying debt and managing working capital during the year. Based on that review, the Compensation Committee determined to award payments to the following executives, which would not be payable under the Top Executive Bonus Plan, but which represents twice the target incentives for personal goals for these executives under the Management Incentive Program:

Gregory E. Hyland	$474,000
Thomas E. Fish	$171,715
Raymond P. Torok	$92,694

In addition, Mr. Fish was entitled to receive an additional 25% of his 2008 and 2009 bonus payments, or $165,708, under the Anvil Retention Program. See “ – Other Benefits – Compensation Program for Anvil Executives.” Because the payments will not qualify as “performance-based” compensation under the Top Executive Bonus Plan or Section 162(m) of the Internal Revenue Code, all of the bonus payments made to Messrs. Hyland and Fish will not be tax deductible.

Cash incentive awards paid to the NEOs for fiscal 2009 are reflected in the “Bonus” column (Column D) and the “Non-Equity Incentive Plan Compensation” column (Column G) of the Summary Compensation Table on page 46 of this Proxy Statement. These amounts were paid in December 2009 following completion of the annual audit of the Company’s financial statements.

Long-Term Equity-Based Compensation

The Compensation Committee awards long-term equity-based incentive compensation to executives and certain key employees under the Company’s 2006 Stock Incentive Plan. The Compensation Committee believes that providing equity as a component of executive compensation ensures external competitiveness of total compensation, motivates executives and key employees to focus on long-term Company performance, and aligns the interests of employees with the interests of the stockholders. In addition, equity awards serve to retain executives during the vesting period since, in most circumstances, the awards will be forfeited if the executive leaves the employ of the Company before the awards vest or the applicable restrictions lapse.

Value of Fiscal 2009 Equity Awards

The Compensation Committee used the 50th percentile relative to the peer group as a guide in setting the dollar amounts of the annual equity awards during fiscal 2009, but made adjustments as advised by Hewitt based on the level of each executive’s respective responsibilities with the Company and that executive’s potential ability to help the Company attain its strategic and operational goals. The Compensation Committee uses a dollar value to award the long-term equity-based compensation to the NEOs and other executives.

In determining the actual number of stock options and restricted stock units to be granted, the Compensation Committee relied upon calculations provided by Hewitt. The economic value calculated for each award is based on Hewitt’s proprietary modified Black-Scholes methodology for options and discounted value methodology for restricted stock units. The economic value depends, in part, on the features of the grant, and includes assumptions relating to term, vesting schedule, and the impact of certain employment terminations, among others. The Compensation Committee annually reviews the assumptions used by Hewitt in determining the values of those awards and the values used for financial reporting purposes. (The economic values derived using the Hewitt calculations do not necessarily match the fair values derived for financial reporting purposes.)

Before determining final awards, the Compensation Committee also considered the evaluation of each executive by our Chief Executive Officer.

During the last two fiscal years, the Company’s stock price has decreased as the Company’s businesses have faced a severe economic downturn caused by a decline in residential housing markets, deteriorating economic conditions in the Company’s end markets, and resulting decreases in revenues in the Company’s core businesses. This has resulted in a significant negative impact on the value of stock options and restricted stock units that were granted to executives over the past several years. This decline in value based on a closing stock price of $5.48 per share on September 30, 2009, as summarized in the table below, was reviewed and considered by the Compensation Committee in making executive compensation decisions for fiscal 2009.

		Stock Option In the Money Value		Restricted Stock Unit Change in Face Value Since Issuance
Grant Date	Grant Date Market Price	Date of Grant	As of 9/30/2009
November 29, 2006	$15.09	$0.00	($9.61)	-63.68%
November 29, 2007	$10.66	$0.00	($5.18)	-48.59%
December 2, 2008	$5.49	$0.00	($0.01)	-0.18%

Timing of Equity Awards

While the Compensation Committee may grant equity awards at its scheduled meetings or by unanimous written consent, it generally grants annual awards at its November/December meeting each year, except for awards related to promotions and new hires. Grants approved during scheduled meetings become effective and are priced as of the date of approval or a predetermined future date (for example, new hire grants are effective as of the later of the date of approval or the newly hired employee’s start date). Grants approved by unanimous written consent become effective and are priced as of the day following the date of the last Compensation Committee member’s signature or as of a predetermined future date. Except for the options granted to replace the cancelled Walter Industries (currently Walter Energy) options at the time of the distribution of the remaining stock of the Company held by Walter Industries (the “Spin-off”), all stock options have a per share exercise price equal to the closing stock price on the New York Stock Exchange on the effective date of the grant.

Retirement Benefits

The Company offers retirement benefits to its executives and other employees to provide a competitive source of retirement income. These retirement benefits are provided through the vehicles described below.

Retirement Savings Plan Applicable to Employees Generally

The Mueller Water Products, Inc. Retirement Savings Plan (“Savings Plan”) provides retirement benefits for non-union employees of the Company and participating subsidiaries after such employees complete a specified period of service. Messrs. Hyland, Hart, Leggett and Torok participate in the Savings Plan. Mr. Fish participates in the Mueller Group, Inc. Retirement Savings and Investment Plan I.

Deferred Compensation Plans

Agreement with Mr. Hyland. In accordance with the terms of Mr. Hyland’s employment agreement with Walter Energy dated as of September 9, 2005, the Company adopted a limited retirement savings plan effective April 1, 2007 (the “Retirement Plan”) for Mr. Hyland. That employment agreement was assigned to and assumed by the Company on December 14, 2006 and was subsequently amended and restated.

The Retirement Plan is intended to constitute an unfunded plan of deferred compensation for Mr. Hyland. Under the Retirement Plan, the Company credits a bookkeeping account for Mr. Hyland. Commencing April 16, 2007 and as of the 16th day of each calendar month thereafter until the earlier of September 16, 2010 or Mr. Hyland’s death, disability or termination of employment for any reason other than cause, an amount equal to 10% of Mr. Hyland’s then current base salary is credited to such account. The amounts credited to the Retirement Plan bear interest at 120% of the long-term Applicable Federal Rate (as defined in the Internal Revenue Code) until payment. At September 30, 2009, $423,812 has been accrued and credited to Mr. Hyland’s deferral account.

Upon termination of Mr. Hyland’s employment at the Company, other than for cause, all deferred compensation under the Retirement Plan will be paid as a lump sum to Mr. Hyland or his designated beneficiary, subject to the terms of the Retirement Plan. Upon a termination of employment for cause, the entire Retirement Plan account will be forfeited.

The Company’s current year contributions to the Retirement Plan for Mr. Hyland were $94,937. See the “Company-Sponsored Retirement Plan” column of the All Other Compensation Table on page 50 of this Proxy Statement.

Deferred Compensation Plan for All Executives. The Mueller Water Products, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) provides executive officers the opportunity to defer up to 70% of base salary and 100% of amounts earned under the Top Executive Bonus Plan or the Management Bonus Plan, as applicable. Taxes on deferred amounts are deferred until the amounts are withdrawn so that savings accumulate on a pre-tax basis. At the time the employee commences participation in the Deferred Compensation Plan, the employee may elect to receive payments upon termination of employment, death, disability or retirement in a lump sum or in equal installments. If the participating employee fails to make an election, deferred amounts are payable, at the discretion of the Company, in either a lump sum or equal installments. In fiscal 2009, none of our named executive officers participated in the Deferred Compensation Plan.

Other Benefits

Perquisites

The Company provides certain limited perquisites to the NEOs that the Compensation Committee believes are reasonable and consistent with its overall compensation program. The limited perquisites provided are intended to contribute to the improved health of the executives, facilitate business development, enhance personal financial management, or represent a competitive practice that helps to attract and retain executives.

In fiscal 2009, the Compensation Committee offered its NEOs and certain other executives either an automobile allowance or Company-leased vehicle, financial planning services, an executive physical exam and other perquisites. In limited cases, the Company has in the past provided for club memberships for NEOs. The two NEOs with club memberships use those clubs for business purposes, although they may use them for personal use as well.

The Compensation Committee annually reviews the level of perquisites provided to the executives against the peer group. Perquisites provided to the NEOs in fiscal 2009 are set forth in the All Other Compensation Table on page 50 of this Proxy Statement.

Compensation Program for Anvil Executives

In December 2007, the Company adopted a new compensation program for its Anvil business segment (the “Anvil Retention Program”) in which Mr. Fish, Anvil’s President, participates. This program was intended to incentivize Anvil’s executives to remain with the Company and maximize the earnings of the Anvil business. Mr. Fish was entitled to receive (a) a special bonus award equal to 100% of his base salary on October 1, 2007 if he remained employed by Anvil through September 30, 2009 and (b) an incentive award equal to 25% of his annual bonus for the period between October 1, 2007 and September 30, 2009 (or an earlier date, under certain circumstances) so long as he (1) remained continuously employed by Anvil through the date of payment of such award and (2) achieved his annual performance targets. The Anvil Retention Program expired pursuant to its terms on September 30, 2009. Mr. Fish received an aggregate of $460,288 under the Anvil Retention Program, consisting of (A) $294,580, representing 100% of his base salary on October 1, 2007, and (B) $165,708, representing 25% of his annual bonuses for fiscal 2008 and fiscal 2009.

Severance Benefits

All of the named executive officers are entitled to general severance benefits. Information regarding applicable payments under such arrangements and agreements for the named executive officers is provided under the heading “Executive Compensation – Potential Payments Upon Termination or Change-in-Control” on page 59 of this Proxy Statement.

Change-in-Control Agreements

The Compensation Committee believes that change-in-control agreements are an important component of executive officer compensation. Specifically, the Compensation Committee adopted change-in-control agreements to create incentives for certain members of our executive team to build stockholder value and to obtain the highest value possible for stockholders should the Company be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards which comprise a significant component of each executive’s compensation. The change-in-control agreements for our executives are “double trigger,” meaning that acceleration of vesting and severance payments do not occur upon a change of control unless the executive’s employment is involuntarily terminated (other than for cause or for termination for good reason) within 24 months following a change-in-control transaction. The Compensation Committee believes this structure strikes an appropriate balance of incentivizing executives without providing benefits to executives who continue to enjoy employment with an acquiring company in the event of a change-in-control transaction. The Compensation Committee also believes this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn the remainder of their equity awards.

Most change-in-control agreements were originally entered into between Walter Energy and Company executives prior to the Spin-off. The Compensation Committee approved change-in-control agreements for executives who were hired or promoted by the Company subsequent to the Spin-off. Key terms, such as triggering events, multiples of pay that would be paid upon the occurrence of those events and the acceleration of equity awards, were based on the agreements previously adopted by Walter Energy.

In September and October 2008, the Company entered into new change-in-control agreements with the Company’s NEOs. The revised agreements generally restated the existing agreements, and included certain technical amendments to bring them into compliance with Section 409A of the Internal Revenue Code and the regulations thereunder. For a description of the change-in-control agreements, see “Executive Compensation – Employment, Severance and Change-in-Control Arrangements.”

Employee Stock Purchase Plan

The Company’s Employee Stock Purchase Plan (“ESPP”) is a non-qualified stock purchase plan that provides all Company employees an opportunity to purchase our common stock through regular payroll deductions. Participation requires a minimum monthly deduction and cannot exceed 10% of monthly base salary. Further, no more than 1,000 shares can be purchased for any offering period and no more than $25,000 of common stock may be purchased by a participant in any calendar year. The ESPP is implemented through a series of three-month offering periods. The purchase price is equal to 85% of the lesser of the closing price of the common stock on the first trading day of the offering period and the closing price of the common stock on the last trading day of the offering period.

Messrs. Hart and Leggett are the only NEOs who participated in the ESPP in fiscal 2009.

Health and Welfare Benefits

The Company generally offers group medical, dental, vision and group life and long-term disability insurance in a flexible benefits package to all active U.S. Company employees, except as otherwise required by collective bargaining agreements. Every employee is provided life insurance up to one times his or her base salary at no charge to the employee. For an additional charge, the employee may obtain coverage up to four times base salary. Competitive health and welfare benefits are offered to non-U.S. employees.

Income Tax Consequences of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation paid to the principal executive officer and the next three highest paid executive officers (excluding the chief financial officer) to $1 million in any year. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals. Performance-based compensation such as annual cash incentive compensation under the Top Executive Bonus Plan and stock option awards meet these requirements, and as such are deductible by the Company. The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) of the Internal Revenue Code so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation. In fiscal 2009, the Compensation Committee determined to pay non-deductible incentive-based compensation in lieu of performance-based compensation to Messrs. Hyland and Fish.

Compensation Recovery (“Clawback”) Policy

The Company’s employment agreements contain a provision that requires the executive, to the extent required by law, to reimburse the Company following the publication of a restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct for (a) incentive-based or equity-based compensation received and (b) any profits realized from the sale of securities, in each case during the 12 months prior to discovery of the noncompliance. The Compensation Committee has exclusive authority to interpret and enforce this provision.

The Compensation Committee has adopted a “Clawback Policy” to recover pay that is determined to have been wrongfully earned by managerial or executive employees. As a result, all restricted stock units granted after November 30, 2009 will include a clause that reduces the number of equity awards upon the occurrence of certain events. The proposed 2010 Management Incentive Plan includes a similar clawback clause applicable to the grant of incentive awards under that plan. The Compensation Committee has the exclusive authority to interpret the Clawback Policy, and may offset compensation as necessary to recover amounts due under the Policy.

Stock Ownership Policy

The Compensation Committee believes that equity ownership serves a fundamental role in aligning the interests of executives and outside directors with the Company’s stockholders. Under the Company’s stock ownership guidelines for executives and outside directors, the total stock value of the participant’s holdings of shares of common stock of the Company (including direct ownership, ownership by immediate family members and shares owned in retirement, savings and profit sharing plans) must equal or exceed the specified target value, as follows:

Position/Title	Target Ownership Limit
Chief Executive Officer and President	5 x base salary
Group Presidents and Executive Vice Presidents	3 x base salary
Senior Vice Presidents	2 x base salary
Outside Directors	4 x annual retainer

In determining the value of shares held by any executive or outside director for purposes of this policy, the Compensation Committee considers (A) the higher of (1) the current market value or (2) the tax basis of vested restricted stock units and (B) the higher of (1) the market value of shares held by the participant or (2) the cost of shares purchased by the participant or otherwise acquired by vesting. Each individual has until the later of July 30, 2012, or five years from his or her date of employment, to achieve his or her respective ownership targets. If a participant is promoted, he or she will have at least three years to increase his or her holdings to meet the new higher ownership requirement. Outstanding stock options and restricted stock units for which the restrictions have not lapsed do not count toward the achievement of target ownership levels. The CEO and the Compensation Committee review the ownership of each executive and outside director annually.

Prior to attaining the target ownership levels, each executive and outside director may not sell shares of stock obtained through the Company’s compensation programs unless he or she holds (and after such sale will continue to hold) shares representing at least 60% of his or her ownership target. Any sales in excess of the allowable amount must be approved in advance by the Compensation Committee. Tendering shares to pay taxes, selling shares pursuant to a previously executed agreement to cover the payment of taxes, and tendering shares to pay the exercise price upon stock option exercises are permitted.

Information regarding the beneficial stock ownership of the directors and named executive officers can be found under the heading “Beneficial Ownership of Common Stock.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table describes total compensation earned during the year ended September 30, 2009 (“fiscal 2009”) for our NEOs. In addition, we provide supplemental tables as additional information for our stockholders. These tables are not intended as a substitute for the information presented in the Summary Compensation Table, which is required by the rules of the SEC.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)	Total ($)
(A)	(B)	(C)		(D)		(E)	(F)	(G)		(H)	(I)

Gregory E. Hyland	2009	$750,500		$474,000	(2)	$2,630,929	$720,418	$0		$151,974	$4,727,821
Chairman, President and Chief Executive Officer	2008	$785,000		$0		$3,110,976	$689,896	$158,000		$169,290	$4,913,162
	2007	$662,083	(1)	$0		$2,779,880	$411,864	$270,750	(3)	$330,476	$4,455,053

Evan L. Hart (4)	2009	$270,750		$0		$182,655	$129,471	$102,600		$22,223	$707,699
Senior Vice President and Chief Financial Officer	2008	$215,542		$0		$43,494	$34,217	$34,200		$10,540	$337,993

Robert G. Leggett (5)	2009	$475,000		$0		$852,184	$251,427	$225,000		$165,015	$1,968,626
Executive Vice President and Chief Operating Officer

Raymond P. Torok	2009	$323,663		$92,694	(2)	$639,840	$176,631	$0		$38,180	$1,271,008
President, U.S. Pipe	2008	$338,531		$0		$759,731	$154,349	$111,357		$35,696	$1,399,664
	2007	$326,087		$0		$669,811	$92,337	$91,836		$45,387	$1,225,458

Thomas E. Fish	2009	$306,363		$632,003	(2)	$526,401	$183,695	$0		$45,369	$1,693,831
President, Anvil International	2008	$304,399		$2,818		$559,577	$155,897	$526,114		$54,847	$1,603,652
	2007	$292,792		$56,682		$418,526	$83,254	$592,200		$53,987	$1,497,441
Former Officer:

Dale B. Smith	2009	$1,513,125		$0		$484,408	$31,892	$0		$217,251	$2,246,676
Former Chief Executive Officer, Mueller Co.	2008	$1,228,800		$200,000		$1,180,318	$207,951	$0		$29,499	$2,846,568
	2007	$415,200		$0		$1,860,339	$228,393	$581,200		$34,596	$3,119,728

(1)	Walter Energy paid 50% of Mr. Hyland’s salary from October 1, 2006 through December 31, 2006, for a total of $92,903. This amount is not reflected in the amounts included for fiscal 2007.

(2)	Messrs. Hyland, Torok and Fish participate in the Company’s Top Executive Bonus Plan under which no bonus amounts were earned for fiscal 2009. The Company’s Board of Directors authorized discretionary bonuses to Messrs. Hyland, Torok and Fish as described under “Compensation Discussion and Analysis—Rewarding Performance: Compensation Elements—Annual Cash Incentive Awards—Individual Goals. Also includes an aggregate of $460,288 paid to Mr. Fish under the Anvil Retention Program. See “Compensation Discussion and Analysis – Rewarding Performance: Compensation Elements – Other Benefits – Compensation Program for Anvil Executives”.

(3)	Because Walter Energy paid Mr. Hyland’s non-equity incentive plan compensation for the period from October 1, 2006 through December 31, 2006, Mr. Hyland was entitled to pro rata incentive plan compensation for fiscal 2007 reflecting nine months of Company and individual performance.

(4)	Mr. Hart was promoted from Vice President and Controller to Senior Vice President and Chief Financial Officer on July 16, 2008. The amounts shown for fiscal 2008 reflect his compensation for the entire year.

(5)	Mr. Leggett was hired as Executive Vice President and Chief Operating Officer on September 2, 2008.

Salary (Column C)

These amounts reflect base salary earned by our NEOs. The Compensation Committee reviews executive officer salaries annually and any adjustments made by the Compensation Committee were historically implemented effective December 1. Accordingly, for each officer, salary for fiscal 2009 reflects approximately two months compensation at the salary level established in December 2007, and ten months compensation at the salary level established in December 2008. Refer to “Compensation Discussion and Analysis – Rewarding Performance: Compensation Elements – Base Salary” on page 35 of this Proxy Statement.

Due to the severity of the economic downturn, salary increases that would have typically occurred in December 2008 were deferred until February 2010, but the increase will take into account the length of time since the last salary adjustment.

Bonus (Column D)

These amounts reflect non-performance based cash incentive awards that were awarded by the Compensation Committee. In fiscal 2009, the Compensation Committee awarded amounts that were not performance-based (as defined under the regulations adopted under Section 162(m) of the Internal Revenue Code) to Messrs. Hyland, Fish and Torok because of their attainment of certain individual objectives that were designed to promote varying corporate goals. In addition, Mr. Fish was awarded a special bonus. See “Compensation Discussion and Analysis – Rewarding Performance: Compensation Elements – Other Benefits – Compensation Program for Anvil Executives.”

Stock Awards (Column E)

These amounts reflect grants of restricted stock units. The dollar amounts for the awards represent the grant-date fair value-based compensation expense recognized during each year for financial reporting purposes as reported in the audited financial statements contained in our fiscal 2009 annual report. The compensation expense of the stock awards recognized for financial reporting purposes will vary from the actual amount ultimately realized by the NEOs. The ultimate value of the award to the employee will depend on the price of our common stock on the date that the restrictions lapse. Details about fiscal 2009 awards are included under the heading “Grant of Plan-Based Awards Table” beginning on page 51 of this Proxy Statement.

The awards disclosed for fiscal 2007 consist of (A) awards made to the NEOs in fiscal 2007 and (B) replacement equity awards made as of December 15, 2006 as a result of the Spin-off to replace outstanding Walter Energy equity awards.

Grant Date Fair Value vs. Market Value of Stock Awards. If the stock awards outstanding as of September 30, 2009 for which expense is shown in this column were valued at the market value of the Company’s common stock as of September 30, 2009 rather than the financial reporting value, their valuations would differ significantly. These differences are reflected in the supplemental table below.

Value of Stock Awards (Restricted Stock Units) Outstanding at September 30, 2009 for Financial Reporting Purposes Versus Current Market Value (supplemental table)

	Value at Grant Date for Financial Reporting Purposes			Value at Fiscal Year End (2)
	Fiscal 2009 Grants	Prior Grants	Total Value at Grant Date (1)	Fiscal 2009 Grants	Prior Grants	Total Value at Fiscal Year end
Gregory E. Hyland	$1,005,010	$3,337,949	$4,342,959	$1,003,180	$1,667,948	$2,671,128
Evan L. Hart	$194,873	$149,693	$344,566	$194,518	$77,032	$271,550
Robert G. Leggett	$139,193	$1,205,509	$1,344,702	$138,940	$609,990	$748,930
Raymond P. Torok	$264,475	$612,621	$877,096	$263,994	$288,144	$552,138
Thomas E. Fish	$275,609	$675,965	$951,574	$275,107	$262,147	$537,254
Dale B. Smith	$0	$128,602	$128,602	$0	$66,111	$66,111

(1)	The value reflected in this column is being expensed over the vesting period of the underlying stock awards.

(2)	Value is based on the closing price of $5.48 per share of our common stock on September 30, 2009 on the New York Stock Exchange.

Option Awards (Column F)

These amounts reflect grants of stock options. The dollar amounts for the awards represent the grant-date fair value-based compensation expense recognized during the year indicated for financial reporting purposes as reported in the audited financial statements contained in our fiscal 2009 annual report. The compensation expense of the option awards recognized for financial reporting purposes will vary from the actual amount ultimately realized by the NEOs due to stock price fluctuations, and timing factors related to the officer’s realization of value from the option. Details about fiscal 2009 awards are included under the heading “Grant of Plan-Based Awards Table” beginning on page 51 of this Proxy Statement

The awards disclosed for fiscal 2007 consist of (A) awards made to the NEOs in fiscal 2007 and (B) replacement equity awards made as of December 15, 2006 as a result of the Spin-off to replace outstanding Walter Energy equity awards.

Grant Date Fair Value vs. Market Value of Option Awards. If the stock option awards for which expense is shown in this column were valued at the September 30, 2009 intrinsic value of the award (defined as the difference between the closing market price of our common stock on September 30, 2009 of $5.48 and the option exercise price), they would have no value as all of the outstanding options are “out of the money”. These amounts are reflected in the supplemental table below.

Intrinsic Value of Option Awards Versus Value for Financial Reporting Purposes (supplemental table)

	Grant Date (Original Walter Energy Grant Date, if Applicable)	Share Price at Grant Date	Option Grant Date Fair Value per Share (1)	Total Options Granted on Grant Date	Intrinsic Value of Grant at 09/30/09 (2)	FY09 Expense (3)
Gregory E. Hyland	02/22/06	$20.56	$2.58	69,611	$0	$7,920
	11/29/06	$15.09	$5.90	88,300	$0	$72,086
	11/29/07	$10.66	$3.85	226,757	$0	$289,922
	12/02/08	$5.49	$2.02	343,155	$0	$350,490
						$720,418

Evan L. Hart	11/29/06	$15.09	$5.90	2,384	$0	$1,945
	11/29/07	$10.66	$3.85	10,459	$0	$13,372
	07/31/08	$9.10	$3.36	24,752	$0	$46,192
	12/02/08	$5.49	$2.02	66,539	$0	$67,962
						$129,471

Robert G. Leggett	09/02/08	$10.83	$4.01	86,406	$0	$202,883
	12/02/08	$5.49	$2.02	47,528	$0	$48,544
						$251,427

Raymond P. Torok	02/22/06	$20.56	$2.58	12,521	$0	$1,425
	11/29/06	$15.09	$5.90	19,316	$0	$15,770
	11/29/07	$10.66	$3.85	52,560	$0	$67,201
	12/02/08	$5.49	$2.02	90,304	$0	$92,235
						$176,631

Thomas E. Fish	08/22/06	$16.95	$6.79	10,502	$0	$7,073
	11/29/06	$15.09	$5.90	14,928	$0	$12,187
	11/29/07	$10.66	$3.85	53,433	$0	$68,317
	12/02/08	$5.49	$2.02	94,106	$0	$96,118
						$183,695

Dale B. Smith	11/29/06	$15.09	$5.90	55,188	$0	$0
	11/29/07	$10.66	$3.85	39,683	$0	$31,892
						$31,892

(1)	Value is based on a modified Black-Scholes option pricing model. The weighted average assumptions used for all options granted by us during each of the past three fiscal years are included in the consolidated financial statements contained in our fiscal 2009 annual report.

(2)	Our common stock had a closing price of $5.48 per share on September 30, 2009 on the New York Stock Exchange.

(3)	Fiscal 2009 expense was generally calculated as follows: Total expense for each option grant was divided by the number of days between the grant date and the vesting date. This value was multiplied by the number of days that each option was outstanding during fiscal 2009.

Non-Equity Incentive Plan Compensation (Column G)

These amounts reflect non-equity incentive plan compensation awards, which were earned by our NEOs under our Top Executive Bonus Plan or the Management Incentive Program based on Company and individual performance during fiscal 2009, fiscal 2008 and fiscal 2007. The earned amounts were paid in December 2009, December 2008 and December 2007.

All Other Compensation (Column H)

These amounts reflect the combined value of each NEO’s perquisites and compensation that is not otherwise reflected in the table. Amounts for fiscal 2009 consist of the following additional non-cash compensation paid to our NEOs:

Fiscal 2009 All Other Compensation (supplemental table)

Name	Company Sponsored Retirement Plan		Vehicle Allowance or Use of a Leased Vehicle		Financial Planning (1)	Company Contributions to 401(k) Plans (2)	Life and Long-Term Disability Insurance	Other		Total
Gregory E. Hyland	$94,937	(3)	$24,000		$8,600	$7,110	$9,844	$7,483	(4)	$151,974
Evan L. Hart	$0		$18,000		$0	$2,565	$1,658	$0		$22,223
Robert G. Leggett	$0		$18,000		$6,263	$4,500	$4,686	$131,566	(5)	$165,015
Raymond P. Torok	$0		$18,000		$0	$3,066	$8,251	$8,863	(6)	$38,180
Thomas E. Fish	$0		$18,000		$7,500	$6,127	$4,061	$9,681	(7)	$45,369
Dale B. Smith	$0		$15,701	(8)	$5,986	$0	$9,145	$186,419	(9)	$217,251

(1)	Each NEO is entitled to reimbursement of up to $10,000 for their first year ($15,000 for the Chief Executive Officer) of financial planning services. Following their first year, each NEO is entitled to reimbursement of up to $7,500 of annual financial planning ($10,000 for the Chief Executive Officer).

(2)	The Company suspended matching contributions to its 401(k) plan on behalf of salaried employees from April 1, 2009 through December 31, 2009.

(3)	In accordance with the terms of Mr. Hyland’s employment agreement, the Company adopted a limited retirement savings plan. A description of this retirement plan is set forth under the heading “Compensation Discussion and Analysis – Rewarding Performance: Compensation Elements – Retirement Benefits – Deferred Compensation Plans – Agreement with Mr. Hyland.”

(4)	Represents $4,483 for country club dues and $3,000 for an executive physical examination.

(5)	Represents relocation benefits.

(6)	Represents the cost to the Company of Mr. Torok’s spouse accompanying him on a sales incentive trip of $3,151 and country club dues of $5,712.

(7)	Represents the cost to the Company of Mr. Fish’s spouse accompanying him on a sales incentive trip of $7,558, reimbursed legal costs of $1,541 and reimbursed medical costs of $582.

(8)	The Company provided Mr. Smith a leased vehicle that was used for business and personal purposes. However, the entire value of the vehicle was attributed to personal use. The value of the vehicle is based on its capitalized cost and all operating expenses paid by the Company.

(9)	Mr. Smith ceased being an employee of the Company on December 31, 2008, but remains available to perform certain services for the Company through December 31, 2009. This amount represents $184,614 for accrued but untaken vacation, $1,521 for medical premiums paid by the Company for Mr. Smith’s continuing participation in the Company’s medical insurance plan and $284 for a service award.

Grants of Plan-Based Awards Table

The following table summarizes the equity awards made to our NEOs during fiscal 2009 on a grant-by-grant basis.

Each of the equity-based awards granted during fiscal 2009 and reported in the Grants of Plan-Based Awards Table was granted under, and is subject to the terms of, the Amended and Restated 2006 Stock Incentive Plan (the “2006 Stock Plan”). The 2006 Stock Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the 2006 Stock Plan and make all required determinations under the Plan. Awards granted under the plan are transferable to trusts established solely for the benefit of the grantee’s family members or to a beneficiary of an NEO upon his death.

Fiscal 2009 Grants of Plan-Based Awards Table

Name (A)	Grant Date (B)					All Other Stock Awards: Number of Shares of Stock or Units (#) (F)	All Other Option Awards: Number of Securities Underlying Options (#) (G)	Exercise or Base Price of Option Awards ($/Sh) (H)	Grant Date Fair Value of Stock and Option Awards (I)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
		Threshold ($) (C)	Target ($) (D)	Maximum ($) (E)
Gregory E. Hyland		$0	$790,000	$0	(1)
	12/02/08					183,062			$1,005,010
	12/02/08						343,155	$5.49	$693,173
Evan L. Hart		$0	$171,000	$342,000
	12/02/08					35,496			$194,873
	12/02/08						66,539	$5.49	$134,409
Robert G. Leggett		$0	$375,000	$750,000
	12/02/08					25,354			$139,193
	12/02/08						47,528	$5.49	$96,007
Raymond P. Torok		$0	$255,524	$0	(1)
	12/02/08					48,174			$264,475
	12/02/08						90,304	$5.49	$182,414
Thomas E. Fish		$0	$364,572	$0	(1)
	12/02/08					50,202			$275,609
	12/02/08						94,106	$5.49	$190,094
Dale B. Smith		$0	$0	$0

(1)	Messrs. Hyland, Torok and Fish participate in the Company’s Top Executive Bonus Plan under which the size of the incentive compensation pool is based on income from operations. There was no income from operations for fiscal 2009. Therefore, the Company’s Top Executive Bonus Plan for fiscal 2009 was not funded.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns C, D and E)

These amounts reflect the annual cash incentive compensation amounts that could have been earned during fiscal 2009 based upon the achievement of performance goals under our Top Executive Bonus Plan or the Management Incentive Program, as applicable. The target incentive awards are based on a pre-determined percentage of each executive’s salary. The maximum incentive award is equal to (1) a specified percentage of the award pool, which consists of 3% of operating income, for executives participating in the Top Executive Bonus Plan and (2) up to twice the amount of the target incentive award for executives participating in the Management Incentive Program. The amounts of annual cash incentive compensation earned in fiscal 2009 by our NEOs were paid in December 2009. These amounts are reflected in Column G of the Summary Compensation Table on page 46 of this Proxy Statement. The terms of these awards are described under the heading “Compensation Discussion and Analysis – Rewarding Performance: Compensation Elements – Annual Cash Incentive Compensation.”

During fiscal year 2009, the Company had no operating income, and therefore no performance bonuses could be paid to the participants under the Top Executive Bonus Plan. The Compensation Committee determined to award payments to the executives that were not payable under the Top Executive Bonus Plan, but which represent twice the target incentives for personal goals for these executives under the Management Incentive Plan based on the achievement of personal goals and the collective efforts of the NEOs, including their efforts in generating cash, repaying debt and managing working capital during the year. In addition, Mr. Fish was entitled to receive payments under the Anvil Retention Program. Because the payments will not qualify as “performance-based” compensation under the Top Executive Bonus Plan or Section 162(m) of the Internal Revenue Code, the bonus payments made to Messrs. Hyland and Fish will not be tax deductible, to the extent that the total compensation (including compensation arising from the lapse of restrictions on restricted stock units) of Messrs. Hyland and Fish otherwise exceed $1,000,000.

All Other Stock Awards (Column F)

Represent restricted stock units granted during fiscal 2009. Each restricted stock unit entitles the grantee to receive one share of our common stock when the restrictions lapse. The restrictions on all such restricted stock units lapse in equal installments on the first, second and third anniversary of the date of grant. Further, the restrictions on these restricted stock units lapse automatically upon the death, disability or retirement of the grantee. Holders of restricted stock units do not have the right to vote or dispose of their restricted stock units and do not have dividend rights with respect to their restricted stock units.

All Other Option Awards (Column G)

Upon vesting, each stock option entitles the grantee to purchase one share of our common stock at a specified exercise price. These stock options vest in equal installments on the first, second and third anniversary of the date of grant. Once vested, options will generally remain exercisable until their normal expiration dates, which are 10 years from the grant date. Grantees generally have three months to exercise any vested options upon termination of employment. This period is extended to two years in the event termination results from death, disability or retirement. All outstanding options will immediately terminate if the grantee is terminated by us for cause.

Exercise Price of Option Awards (Column H)

Each stock option granted during fiscal 2009 was granted with a per-share exercise price equal to the closing price of the underlying common stock on the New York Stock Exchange on the grant date.

Grant Date Fair Value of Stock and Option Awards (Column I)

These amounts reflect the aggregate fair value of the award on the grant date determined in accordance with generally accepted accounting principles. This is the amount we will record as compensation expense in our financial statements over the vesting period of the award.

Outstanding Equity Awards at Fiscal Year-End Table

The equity awards reflected in the table below were outstanding at September 30, 2009. In connection with the Spin-off, outstanding equity grants relating to Walter Energy common stock previously received from Walter Energy were replaced by equity grants of comparable value from the Company. The vesting periods and termination dates of the replacement long-term equity grants were unchanged from the vesting periods and termination dates of the original Walter Energy grants.

Outstanding Equity Awards as of September 30, 2009

			Option Awards				Stock Awards
	Original Walter Energy Grant Date (1)	Mueller Water Products Reissue or Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Name			Exercisable	Unexercisable (2)
Gregory E. Hyland	09/16/05	12/15/06	113,358	0	$14.55	09/16/15	56,680	$310,606
	02/22/06	12/15/06	69,611	0	$20.56	02/22/16	74,784	$409,816
		11/29/06	58,867	29,433	$15.09	11/29/16	103,964	$569,723
		11/29/07	75,586	151,171	$10.66	11/29/17	68,942	$377,802
		12/02/08	0	343,155	$5.49	12/02/18	183,062	$1,003,180
Evan L. Hart		11/29/06	1,590	794	$15.09	11/29/16	2,807	$15,382
		11/29/07	3,487	6,972	$10.66	11/29/17	3,180	$17,426
		07/31/08	8,251	16,501	$9.10	07/31/18	8,070	$44,224
		12/02/08	0	66,539	$5.49	12/02/18	35,496	$194,518
Robert G. Leggett		09/02/08	28,802	57,604	$10.83	09/02/18	111,312	$609,990
		12/02/08	0	47,528	$5.49	12/02/18	25,354	$138,940
Raymond P. Torok	08/04/04	12/15/06	21,593	0	$4.22	08/04/14
	02/25/05	12/15/06	8,960	0	$11.96	02/25/15
	02/22/06	12/15/06	12,521	0	$20.56	02/22/16	13,859	$75,947
		11/29/06	12,877	6,439	$15.09	11/29/16	22,742	$124,626
		11/29/07	17,520	35,040	$10.66	11/29/17	15,980	$87,570
		12/02/08	0	90,304	$5.49	12/02/18	48,174	$263,994
Thomas E. Fish		08/22/06	10,502	0	$16.95	08/22/16	14,016	$76,808
		11/29/06	9,952	4,976	$15.09	11/29/16	17,576	$96,316
		11/29/07	17,811	35,622	$10.66	11/29/17	16,245	$89,023
		12/02/08	0	94,106	$5.49	12/02/18	50,202	$275,107
Dale B. Smith	01/23/06	12/15/06	51,011	0	$17.26	12/31/10
		11/29/06	55,188	0	$15.09	12/31/10
		11/29/07	13,228	26,455	$10.66	11/29/17	12,064	$66,111

(1)	Our Company was separated from Walter Energy in December 2006. Equity awards granted prior to November 2006 were made by Walter Energy and were converted into restricted stock units or options to acquire our common stock in connection with our separation from Walter Energy. The exercise price of our reissued stock options reflected a conversion ratio of 3.239. The vesting or lapsing dates and option expiration dates for the reissued awards were identical to the replaced Walter Energy awards.

(2)	Unexercisable options granted on 11/29/06 vest on 11/29/09.

Unexercisable options granted on 11/29/07 vest 50% on each of 11/29/09 and 11/29/10.

Unexercisable options granted on 07/31/08 vest 50% on each of 07/31/10 and 07/31/11.

Unexercisable options granted on 12/02/08 vest in thirds on each of 12/02/09, 12/02/10 and 12/02/11.

(3)	Restrictions on restricted stock units granted by Walter Energy on 09/16/05 lapse on 09/16/12 unless lapsing accelerates as a result of stock price performance.

Restrictions on restricted stock units granted by Walter Energy on 02/22/06 lapse on 02/22/13 unless lapsing accelerates as a result of stock price performance.

Restrictions on restricted stock units granted on 08/22/06 lapse on 02/22/13 unless lapsing accelerates as a result of stock price performance.

Restrictions on restricted stock units granted on 11/29/06 lapse on 11/29/13 unless lapsing accelerates as a result of stock price performance.

Restrictions on outstanding restricted stock units granted on 11/29/07 lapse 50% on each of 11/29/09 and 11/29/10.

Restrictions on outstanding restricted stock units granted on 07/31/08 lapse 50% on each of 07/31/10 and 07/31/11.

Restrictions on outstanding restricted stock units granted on 09/02/08 lapse 50% on each of 09/02/10 and 09/02/11.

Restrictions on restricted stock units granted on 12/02/08 lapse in thirds on each of 12/02/09, 12/02/10 and 12/02/11.

Where applicable, accelerated vesting occurs when the Company’s common stock maintains a closing market price in excess of a 10% compound annual growth rate (13% for restricted stock units granted on 11/29/06) for 60 consecutive calendar days. When such an event occurs, 25% of the original grant vests on the next anniversary date of the grant.

(4)	The closing price of the Company’s common stock on the New York Stock Exchange on September 30, 2009 was $5.48 per share.

Option Exercises and Stock Vested Table

This table shows stock options exercised by our NEOs during fiscal 2009 and restricted stock units held by our NEOs for which restrictions lapsed during fiscal 2009. The dollar values shown in this table are not the grant-date fair value or recognized compensation expense disclosed elsewhere in this Proxy Statement.

Fiscal 2009 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Lapse (#)	Value Realized on Lapse ($) (1)

Gregory E. Hyland	0	$0	435,626	$1,648,476
Evan L. Hart	0	$0	5,626	$25,373
Robert G. Leggett	0	$0	32,189	$144,851
Raymond P. Torok	0	$0	116,782	$430,022
Thomas E. Fish	0	$0	74,313	$286,998
Dale B. Smith	0	$0	134,402	$496,724

(1)	Equals the closing price of our common stock on the lapse date multiplied by the number of restricted stock units for which restrictions lapsed.

Pension Plan

None of our NEOs participate in a defined benefit pension plan. Each NEO participates in one of our 401(k) plans, under which he receives matching Company contributions in accordance with the terms of the applicable plan. Company matching contributions were eliminated from April 1, 2009 through December 31, 2009.

Employment, Severance and Change-in-Control Arrangements

As of September 30, 2009, the Company had employment agreements with each of the NEOs other than Mr. Smith, who retired from the Company on December 31, 2008. The employment agreements with the NEOs other than Mr. Fish were amended in February 2009 to provide for a 20% reduction of the executive’s salary from February 16, 2009 to May 15, 2009.

Gregory E. Hyland.    Mr. Hyland’s employment agreement with the Company effective as of September 15, 2008 replaces the agreement with Walter Energy dated September 16, 2006 that was assigned to the Company upon the Spin-off. The employment agreement provides for the following:

—	An annual base salary of $790,000;

—	An opportunity to earn an annual target bonus of 100% of annual base salary, with a payout range from zero to up to twice the amount of the target (based on the satisfaction of predetermined goals);

—	An annual equity opportunity subject to the discretion of the Compensation Committee (if predetermined goals are met);

—	A car allowance of $2,000 per month;

—	Four weeks vacation each year;

—	Reimbursement of tax planning and club membership expenses;

—	Entitlement to participate in an unfunded deferred compensation plan; and

—

Severance of 24 months base salary and 12 months target bonus (with pro rata bonus for the year of termination and continuation of fringe benefits during the 24 month severance period) in the event that he is terminated without cause or resigns following a significant diminution in pay or responsibilities.

Evan L. Hart.    Mr. Hart’s employment agreement with the Company, dated July 16, 2008, provides for the following:

—	A starting base salary of $285,000 per year, which will be reviewed annually;

—	An opportunity to earn an annual target bonus of 60% of annual base salary, with a payout range from zero to up to twice the amount of the target (based on the satisfaction of predetermined goals);

—	An annual equity opportunity commensurate with an executive-level position at the Company;

—	A car allowance of $1,500 per month;

—	Four weeks vacation each year; and

—

Severance of 18 months salary and 18 months target bonus (with pro rata bonus for the year of termination and continuation of fringe benefits during the 18 month severance period) in the event that he is terminated without cause or if he terminates employment for good reason.

Robert G. Leggett.    Mr. Leggett’s employment agreement with the Company, dated September 15, 2008, provides for the following:

—	A starting base salary of $500,000 per year, which will be reviewed annually;

—	An opportunity to earn an annual target bonus of 75% of annual base salary, with a payout range from zero to up to twice the amount of the target (based on the satisfaction of predetermined goals);

—	An annual equity opportunity commensurate with an executive-level position at the Company;

—	A car allowance of $1,500 per month;

—	Four weeks vacation each year;

—	A special bonus of $100,000 payable on September 2, 2010; and

—

Severance of 18 months salary and 18 months target bonus (with pro rata bonus for the year of termination and continuation of fringe benefits during the 18 month severance period) in the event that he is terminated without cause or if he terminates employment for good reason.

Thomas E. Fish.    Mr. Fish’s letter agreement with the Company, dated July 31, 2006, provides for the following:

—	A base salary of $286,000 per year, subject to annual increase equal to the greater of 4% and a cost of living adjustment, calculated as set forth in the letter agreement;

—

Effective October 1, 2005, participation in the Company’s Executive Incentive Plan with an annual target bonus level of $380,000 up to a maximum of two times target, subject to change from time to time. Mr. Fish has agreed that his annual target bonus opportunity shall be equal to 119% of his base salary with a maximum of twice the amount of the target;

—	Benefits commensurate with an executive-level position at the Company;

—	Five weeks vacation each year;

—

If Mr. Fish is terminated without cause or in the event of his constructive termination, as more specifically set forth in the letter agreement, then Mr. Fish will be entitled to: payment over 18 months of his annual base salary; payment ratably over 18 months of an amount equal to his annual cash bonus for the last-completed fiscal year multiplied by 1.5 and continued participation in benefits until 18 months after such termination or the date Mr. Fish is entitled to receive comparable benefits from subsequent employment; and

—

If any payment under the letter agreement or any other agreement with the Company results in the imposition of any excise or additional tax on Mr. Fish that would constitute an “excess parachute payment”, the Company will make an additional payment to Mr. Fish to cover the full cost of such excise or additional tax payment so that Mr. Fish is in the same after-tax position had he not been subject to the excise or additional tax.

Raymond P. Torok.     Mr. Torok’s employment agreement with the Company, effective September 15, 2008, replaces the agreement with Walter Energy, dated July 14, 2005, which was assigned to the Company upon the Spin-off. The agreement provides for the following:

—	An annual base salary initially at $340,698;

—	An opportunity to earn an annual target bonus of 75% of annual base salary, with a payout range from zero to up to twice the amount of the target (based on the satisfaction of predetermined goals);

—	An annual equity opportunity;

—	A car allowance of $1,500 per month;

—	Four weeks vacation each year; and

—

Severance of 18 months salary and 18 months target bonus (with pro rata bonus for the year of termination and continuation of fringe benefits during the 12 month severance period) in the event that he is terminated without cause.

Potential Payments Upon Termination or Change-in-Control

At September 30, 2009, the Company had a change-in-control agreement with each of Messrs. Hyland, Hart, Leggett and Torok. Mr. Fish does not have a change-in-control agreement with the Company; however, his employment agreement contemplates severance arrangements in the event of termination without cause as described above. Mr. Smith was not entitled to any change-in-control payments at September 30, 2009.

Under our change-in-control agreements, if employment is terminated other than for “Cause” or for “Good Reason” within 24 months following a change-in-control, the executive would be entitled to a lump-sum payment equivalent to base salary and annual incentive bonus (generally calculated as the average of their actual annual incentive bonuses over the preceding three years) and continuation of certain benefits, such as group life and medical insurance coverage for a period of 24 months. Mr. Hyland’s agreement also provides for the continuation of reimbursement for club memberships and tax planning during that period. The severance benefits under the change-in-control agreements also include the immediate vesting of all unvested stock options and restricted stock units. The agreements provide for an additional payment sufficient to eliminate the effect of any applicable excise tax on severance payments in excess of an amount determined under Section 280G of the Internal Revenue Code. Payments subject to the excise tax would not be deductible by the Company. The agreements provide that no executive is entitled to receive duplicative severance benefits under any other Company-related plans or programs if benefits are triggered.

The following table sets forth the potential benefits that each NEO would be entitled to receive upon termination of employment in the situations outlined below. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time that they become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the NEO’s employment had terminated on September 30, 2009, including a gross-up for certain taxes in the event that any payments made in connection with a change in control were subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. The table below does not include amounts to which the NEOs would be entitled that are already described in the compensation tables appearing earlier in this Proxy Statement, including the value of equity awards that have already vested. The definitions that apply follow the table below.

The termination events pursuant to which the NEOs are entitled to potential payments are set forth in the first column and are as follows:

A – Severance arrangement for termination without cause or for good reason

B – Termination without cause after a change-in-control or, if applicable, sale of segment

C – Death, disability or retirement

Potential Payments Upon Termination Without Cause or Change-in-Control Table

Name		Cash Severance		Bonus Earned as of Event Date (1)	Vesting of Unvested Long-Term Awards (2)	Health and Welfare Continuation		Outplacement (3)	Sec 280G Excise Tax and Related Gross-Up (4)	Total
Gregory E. Hyland	A	$2,370,000	(5)	$474,000	$0	$37,722	(7)	$0	$0	$2,881,722
	B	$2,181,833	(6)	$474,000	$2,671,127	$37,722	(7)	$276,500	$0	$5,641,182
	C	$0		$0	$1,380,982	$0		$0	$0	$1,380,982
Evan L. Hart	A	$684,000	(8)	$102,600	$0	$14,086	(10)	$0	$0	$800,686
	B	$706,800	(6)	$102,600	$271,550	$18,781	(7)	$99,750	$542,257	$1,741,738
	C	$0		$0	$256,168	$0		$0	$0	$256,168
Robert G. Leggett	A	$1,488,896	(9)	$225,000	$0	$28,627	(10)	$0	$0	$1,742,523
	B	$1,450,000	(6)	$225,000	$748,930	$38,170	(7)	$175,000	$1,134,535	$3,771,635
	C	$0		$0	$748,930	$0		$0	$0	$748,930
Raymond P. Torok	A	$894,332	(8)	$92,694	$0	$26,303	(10)	$0	$0	$1,013,329
	B	$878,654	(6)	$92,694	$552,137	$35,070	(7)	$119,244	$0	$1,677,799
	C	$0		$0	$351,564	$0		$0	$0	$351,564
Thomas E. Fish	A	$717,117	(11)	$0	$0	$26,457	(10)	$0	$0	$743,574
	B	$717,117	(11)	$0	$537,254	$26,457	(10)	$0	$0	$1,280,828
	C	$0		$0	$364,130	$0		$0	$0	$364,130

(1)	Messrs. Hyland, Hart, Leggett and Torok are entitled to a pro rata share of the current fiscal year bonus in the event of termination without cause or after a change-in-control. Amounts in this table assume a termination date of September 30, 2009 and therefore include the full fiscal 2009 bonus.

(2)	The value of stock options is the difference between the closing price of our common stock per share on September 30, 2009 and the option exercise prices per share multiplied by the number of options. The value of restricted stock units is the closing price of our common stock per share on September 30, 2009 multiplied by the number of restricted stock units. The closing price of our common stock on September 30, 2009 on the New York Stock Exchange was $5.48 per share. Upon termination due to death, disability or retirement, the equity awards granted during or subsequent to November 2007 vest automatically in accordance with their terms.

(3)	Outplacement services will be provided for up to two years, but will not exceed 35% of the named executive officer’s base salary at the time of termination.

(4)	The gross-up for purposes of Section 280G of the Internal Revenue Code is calculated by determining if the total amount payable to the executive contingent upon a change-in-control exceeds 2.99 times the average of the annual eligible compensation payable to the executive during the preceeding five years. If the total amount payable exceeds the average annual compensation amount, a “gross-up” amount is added to the amounts paid to the executive in order to put the executive in the same after-tax position as if he had not been subject to the excise taxes.

(5)	Cash severance is equal to 2 times annual base salary plus 1 times target bonus.

(6)	Cash severance is equal to 2 times annual base salary plus 2 times the average bonus over the last three years.

(7)	Welfare benefits are continued for up to 24 months from the separation date at the same rate used for an active employee. These benefits have been valued based on the current elections and plan premiums for 24 months.

(8)	Cash severance is equal to 1.5 times annual base salary plus 1.5 times target bonus.

(9)	Cash severance is equal to 1.5 times annual base salary plus 1.5 times target bonus plus the value of certain restricted stock units that would vest within 18 months.

(10)	Welfare benefits are continued for up to 18 months from the separation date at the same rate used for an active employee. These benefits have been valued based on the current elections and plan premiums for 18 months.

(11)	Cash severance is equal to 1.5 times annual base salary plus 1.5 times the most recently paid bonus.

An NEO’s rights upon the termination of his employment will depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of “Cause” and “Good Reason” that are used in those agreements.

—	The Company has Cause to terminate the executive officer:

¡

Under the employment agreements upon (A) conviction or guilty plea of a felony or any crime involving fraud or dishonesty; (B) theft or embezzlement of property from the Company; (C) refusal to perform his employment duties; (D) fraudulent preparation of financial information of the Company; willful conduct that is demonstrably and materially injurious to the Company; or (E) willful violation of material Company policies or procedures.

¡

Under the change-in-control agreements upon (A) conviction or guilty plea of a felony or any crime involving fraud or dishonesty; (B) refusal to perform his employment duties; (C) fraudulent preparation of financial information of the Company; or (D) willful conduct that is demonstrably and materially injurious to the Company.

—	The executive officer has Good Reason to terminate his employment:

¡

Under the employment agreements if the Company (A) assigns the executive officer duties that are materially inconsistent with his position or materially reduce or alter the executive officer’s position; (B) requires that the executive officer be based at a location different from the location of his principal job location or office; or (C) materially reduces the executive officer’s base salary.

¡

Under the change-in-control agreements if the Company (A) assigns the executive officer duties that are materially inconsistent with his position or materially reduce or alter the executive officer’s position; (B) requires that the executive officer be based at a location in excess of 50 miles from the location of his principal job location or office; (C) reduces the executive officer’s base salary; (D) fails to continue in effect any of the Company’s benefit plans in which the executive officer participates unless such failure to continue the benefits pertains to all plan participants generally; (E) fails to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under the agreement; or (F) materially breaches any of the provisions of the agreement.

—	A change-in-control of the Company exists if:

¡	Any person acquires more than 30% of the combined voting power of the Company’s outstanding securities;

¡	A majority of the Company’s Board of Directors is replaced;

¡	A merger or consolidation of the Company is completed, with more than a 33- 1/3% beneficial ownership change; or

¡	The Company’s stockholders approve a plan or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

DIRECTOR COMPENSATION

The Compensation Committee, which consists solely of independent directors, is responsible for reviewing and considering any revisions to director compensation. The Board reviews the Compensation Committee’s recommendations and determines the amount of director compensation. The Board determined that compensation for non-employee directors should be a mix of cash and equity-based compensation. The interests of directors are aligned with the interests of stockholders by linking a portion of their compensation to stock performance. Under our stock ownership guidelines, directors are expected to keep all of the shares, net of shares used to pay the exercise price or withholding taxes, that they receive as compensation until they own shares equal in market value to at least four times their annual retainer.

Annual Retainer

Non-employee directors receive an annual retainer of $45,000. The Chair of the Audit Committee receives $10,000 for serving as Chair and the Chair of the Compensation Committee receives an additional $5,000 for serving as Chair. We pay annual retainers in quarterly installments.

The Compensation Committee authorized an increase for fiscal 2009 in the annual cash retainer for the Chair of the Audit Committee to $12,000 per year for serving as Chair and increased the annual cash retainer for the Chair of the Compensation Committee to $7,500 per year for serving as Chair. In addition, the Compensation Committee approved the payment of an annual cash retainer of $7,500 for the Chair of the Nominating Committee for serving as Chair.

The Board of Directors determined to reduce director cash compensation and meeting fees by 20% during the period from mid-February to mid-May 2009, in conjunction with a voluntary reduction in salaries taken by most of the Company’s executives during the same period. Further, recognizing that salary increases for the Company’s executives and employees were being deferred, the Board of Directors deferred the annual increase in director fees until July 1, 2009.

The Chair of the Special Committee that was appointed to evaluate the proposed conversion of the Company’s Series B common stock into Series A common stock received $10,000 for serving as Chair.

The Compensation Committee authorized an increase for fiscal 2010 in the annual cash retainer for the Chair of the Compensation Committee to $10,000 per year for serving as Chair, and authorized an annual cash retainer for the Chair of the Environmental, Health and Safety Committee of $7,500 per year for serving as Chair.

Meeting Fees

Non-employee directors receive $1,500 for each regular Board and Committee meeting that they attend. Meeting fees are paid quarterly for all meetings attended during the preceding quarter.

Equity Awards

The 2006 Stock Plan provides that, on the date of its Annual Stockholders Meeting, the Company will grant each non-employee director who is re-elected to the Board and has served as a director for a period of at least six months, equity awards with an economic value determined by the Compensation Committee. In addition, the Plan provides that each director shall receive an initial equity grant on that date the he or she commences service as a director, the economic value and terms of which shall be as determined by the Compensation Committee. For fiscal 2009, the Compensation Committee determined that the annual equity grant for continuing non-employee directors would have an economic value of $80,000 split equally between stock options and restricted stock units. The economic value of those awards is determined by Hewitt using the same methodologies used in determining the value of similar equity awards to management.

In connection with this program, on January 28, 2009, each non-employee director was awarded (a) options to purchase 9,546 shares of common stock with an exercise price equal to $7.76 per share, the closing price of the common stock on the New York Stock Exchange on the grant date, and (b) 5,494 restricted stock units.

Travel Expenses

The Company reimburses the directors for their travel and related expenses in connection with attending Board and Committee meetings and Board-related activities.

Director Compensation Table

The following table shows fiscal 2009 compensation for our non-employee directors. Mr. Hyland, our Chairman, President and Chief Executive Officer, does not receive any compensation in connection with his service as a director.

Fiscal 2009 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)			Stock Awards ($) (2)	Option Awards ($) (2)	All Other Compensation ($)		Total ($)
	Annual Retainer (1)	Meeting Fees	Total
Donald N. Boyce	$48,875	$30,600	$79,475	$42,633	$45,993	$0		$168,101
Howard L. Clark Jr.	$45,375	$23,100	$68,475	$32,714	$41,552	$0		$142,741
Jerry W. Kolb	$43,500	$33,000	$76,500	$42,633	$45,993	$0		$165,126
Joseph B. Leonard	$43,500	$37,200	$80,700	$36,615	$44,104	$0		$161,419
Mark J. O’Brien	$43,500	$14,400	$57,900	$42,898	$48,212	$0		$149,010
Bernard G. Rethore	$43,500	$36,000	$79,500	$57,592	$58,045	$0		$195,137
Neil A. Springer	$53,500	$39,000	$92,500	$42,633	$45,993	$0		$181,126
Lydia W. Thomas	$53,500	$26,100	$79,600	$44,439	$11,434	$0		$135,473
Michael T. Tokarz (3)	$43,500	$23,100	$66,600	$30,965	$40,406	$1,326	(4)	$139,297

(1)	Includes fees earned as chair of a Committee of the Board of Directors.

(2)	Values reflect the expense recognized in fiscal 2009 for financial reporting purposes. Assumptions made in the calculation of each amount are included in the audited financial statements contained in our 2009 annual report. The expense for directors who are retirement eligible is taken at the time of grant (or over the time until they become retirement eligible) rather than being spread over the entire vesting or restricted period.

At September 30, 2009, the non-employee directors held outstanding equity securities as follows:

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)
Name	Grant Date	Exercisable (a)	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (b)	Market Value of Shares or Units of Stock That Have Not Vested ($) (c)
All non-employee directors other than Lydia W. Thomas	05/25/06	10,700	0	$16.00	05/25/16	0	$0
	03/22/07	8,400	4,200	$14.19	03/22/17	0	$0
	01/30/08	3,233	6,468	$7.95	01/30/18	2,908	$15,936
	01/28/09	0	9,546	$7.76	01/28/19	5,494	$30,107

Total		22,333	20,214			8,402	$46,043

Lydia W. Thomas	01/30/08					5,816	$31,872
	01/28/09	0	9,546	$7.76	01/28/19	5,494	$30,107

Total		0	9,546			11,310	$61,979

(a)	Except as otherwise indicated, all outstanding stock options vest in equal installments on the first, second and third anniversary of the grant date.

(b)	All restrictions on restricted stock units lapse in equal installments on the first, second and third anniversary of the grant date.

(c)	Represents the number of restricted stock units for which the restrictions have not yet lapsed at September 30, 2009 multiplied by $5.48, the closing price per share of our common stock on September 30, 2009.

(3)	Mr. Tokarz deferred the receipt of all of the director compensation that would have been paid in cash for his services to the Company in fiscal 2009 into 13,077.06 phantom shares of our common stock. See “– Deferred Compensation” below.

(4)	Dividends paid on the accumulated phantom shares of our common stock. Such dividends were paid on identical terms to dividends paid on our common stock. See “– Deferred Compensation” below.

Deferred Compensation

The Board adopted the Mueller Water Products, Inc. Directors’ Deferred Fee Plan, as amended, under which non-employee directors may elect to defer all or a portion of their directors’ fees. The Company credits the deferred fees, at each electing director’s option, to either an income account or a stock equivalent account, or divides the fees between the two accounts. If a director elects the income account, the Company credits the director’s fees otherwise payable as a dollar amount to the director’s income account on the date such fees would otherwise have been paid. The Company credits the income account quarterly with interest at an annual rate equal to the yield of a 10-year U.S. Treasury Note at the beginning of such calendar quarter plus 1.00%. If a director elects the stock equivalent account, the Company converts the director’s fees otherwise payable during a calendar quarter to stock equivalent shares equal in number to the maximum number of shares of common stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could be purchased with the dollar amount of such fees at the closing market price of the common stock on the first trading day of the following calendar quarter. The Company credits the stock equivalent account with stock equivalent shares equal in number to the maximum number of shares of common stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could have been purchased with the cash dividend, if any, which would have been payable had the participant been the actual owner of the number of shares of common stock credited to his account at the payment date for such dividend.

The Company makes deferred payments in January of the year determined by the non-employee director pursuant to an election filed with the Corporate Secretary of the Company. The payments may be made in any calendar year not earlier than the year in which the participant has his 72nd birthday or the year of the participant’s termination of his services as a director, with the payment made in cash in one, five, ten or fifteen annual installments as determined by the participating director in his election form. During fiscal 2009, Mr. Tokarz was the only non-employee director that participated in this plan.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES

COMMITTEE OF THE BOARD

The Compensation and Human Resources Committee participated in the preparation of the Compensation Discussion and Analysis, reviewing successive drafts and discussing the drafts with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for fiscal 2009 and the Company’s 2010 Proxy Statement.

Compensation and Human Resources Committee
Donald N. Boyce, Chair
Jerry W. Kolb
Bernard G. Rethore
Neil A. Springer

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee reports as follows with respect to the audit of the Company’s consolidated financial statements for the year ended September 30, 2009:

The Audit Committee’s responsibility is to monitor and oversee the Company’s financial reporting, internal controls and audit functions. The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm for fiscal 2009. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

Ernst & Young LLP was responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. Ernst & Young LLP was also responsible for performing an independent audit of, and expressing an opinion on, the Company’s internal control over financial reporting.

The Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009 filed with the SEC, as well as Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audits of the consolidated financial statements and the internal control over financial reporting.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with Ernst & Young LLP their firm’s independence.

Based on the foregoing discussions with and reports of management and the independent auditors of the Company and the Audit Committee’s review of the representations of management, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009 for filing with the SEC.

Audit Committee
Neil A. Springer, Chair
Jerry W. Kolb
Joseph B. Leonard
Bernard G. Rethore

FEES AND SERVICES OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm to audit the accounts of the Company and its subsidiaries for the fiscal year ended September 30, 2009.

Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the approximate aggregate fees that Ernst & Young billed to the Company for the fiscal years ended September 30, 2009 and 2008 (in millions).

	Fiscal 2009		Fiscal 2008
Audit fees	$2.8	(1)	$2.7	(1)
Audit-related fees	0.3	(2)	0
Tax fees	0		0
All other fees	0		0

Total fees	$3.1		$2.7

(1)	These amounts reflect fees for professional services performed by Ernst & Young for the annual audit (including out-of-pocket expenses), quarterly reviews of the Company’s consolidated financial statements and statutory audits of the Company’s subsidiaries.

(2)	These amounts reflect fees for professional services performed by Ernst & Young for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the “Audit Fees” above (principally for work done by Ernst & Young related to the Company’s Registration Statement filed on Form S-8, the Company’s Shelf Registration Statement filed on Form S-3 and the Company’s Prospectus Supplement related to the September 2009 public offering of common stock).

Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm

The Company has adopted a policy regarding pre-approval of non-audit services to be performed by the Company’s audit firm. Specifically, non-audit fees to be incurred by the Company’s outside auditor for services permitted by the Sarbanes-Oxley Act to be performed by the outside auditor must be approved in advance by the Audit Committee Chair (for individual projects in amounts up to $100,000) or the Audit Committee. No non-audit services were performed by Ernst & Young in fiscal 2009.

Prior Independent Registered Public Accounting Firm

On December 20, 2007, the Audit Committee dismissed PricewaterhouseCoopers LLP and appointed Ernst & Young to serve as our independent auditor for fiscal 2009.

PricewaterhouseCoopers LLP had audited the accounts and records of the Company and its subsidiaries from the Company’s initial public offering in May 2006 through fiscal 2007. PricewaterhouseCoopers LLP’s reports on our consolidated financial statements for the fiscal year ended September 30, 2006 and 2007 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal 2007 and fiscal 2006, there were (1) no disagreements between us and PricewaterhouseCoopers LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreement in its report on our consolidated financial statements for such years and (2) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K except that, as disclosed in Item 4 of the Company’s quarterly reports for the quarters ended December 31, 2005, March 31, 2006 and June 30, 2006, management concluded that a material weakness in internal control over the preparation, review and presentation and disclosure of the Company’s consolidated financial statements existed because the Company lacked personnel with expertise in financial reporting and control procedures necessary for SEC registrants. During the fourth quarter of the Company’s fiscal year ended September 30, 2006, management remediated the material weakness.

During fiscal 2006 and fiscal 2007 and the subsequent interim period preceding their appointment as the Company’s registered independent public accounting firm, neither the Company nor anyone on its behalf consulted Ernst & Young regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, nor has Ernst & Young provided to the Company a written report or oral advice regarding such principles or audit opinion.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table furnishes information, as of November 15, 2009, as to: (A) shares of common stock beneficially owned by each current director, each nominee for director and each NEO of the Company; and (B) shares of common stock beneficially owned by all current directors and executive officers of the Company as a group. Mr. Smith, who retired from the Company as of December 31, 2008, is omitted from this table. Except as indicated below, to the knowledge of the Company, each person indicated in the following table has sole voting and investment power as to the shares shown.

As of November 15, 2009, there was no person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock. This information is based on information furnished by the specified persons pursuant to Schedules 13D or 13G filed by each of them with the SEC and on the number of shares of the Company outstanding as of November 15, 2009.

As of November 15, 2009, there were 153,887,751 shares of common stock outstanding.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Outstanding Common Stock
Donald N. Boyce, Director	37,091	(A)	*
Howard L. Clark, Jr., Director	26,787	(A)(B)	*
Gregory E. Hyland, Chairman, President and Chief Executive Officer	1,043,584	(C)	*
Jerry W. Kolb, Director	43,939	(A)	*
Joseph B. Leonard, Director	33,787	(A)	*
Mark J. O’Brien, Director	33,787	(A)	*
Bernard G. Rethore, Director	50,091	(A)	*
Neil A. Springer, Director	32,613	(A)	*
Lydia W. Thomas, Director	2,908		*
Michael T. Tokarz, Director	233,787	(A)	*
Thomas E. Fish, President, Anvil	193,947	(D)	*
Evan L. Hart, Senior Vice President and Chief Financial Officer	67,604	(E)	*
Robert G. Leggett, Executive Vice President and Chief Operating Officer	108,311	(F)	*
Raymond P. Torok, President, U.S. Pipe	245,295	(G)	*
All current directors and executive officers as a group (20 individuals)	2,553,442	(H)	1.66%

*	Less than 1% of outstanding common stock.

(A)	Includes options to purchase 22,333 shares of common stock.

(B)	Mr. Clark has pledged 4,454 shares of common stock in connection with a margin loan.

(C)	Includes options to purchase 536,826 shares of common stock and 95,492 restricted stock units that vest within 60 days.

(D)	Includes options to purchase 92,421 shares of common stock and 24,857 restricted stock units that vest within 60 days.

(E)	Includes options to purchase 39,788 shares of common stock and 13,422 restricted stock units that vest within 60 days.

(F)	Includes options to purchase 44,645 shares of common stock and 8,452 restricted stock units that vest within 60 days.

(G)	Includes options to purchase 127,532 shares of common stock and 24,048 restricted stock units that vest within 60 days.

(H)	Includes (1) options to purchase 1,183,117 shares of common stock, all of which were out-of-the-money as of November 15, 2009, and (2) 302,607 restricted stock units that vest within 60 days.

GENERAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of the Company’s common stock (the “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that the Reporting Persons complied with all Section 16(a) filing requirements during the fiscal year ended September 30, 2009 except for a Form 4 for Mr. Fish that was inadvertently filed approximately four weeks late.

Other Business for Presentation at the 2010 Annual Meeting

The Board and management do not currently intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, nor do they know of any business which other persons intend to present at the Annual Meeting. Should any other matter or business requiring a vote of stockholders arise, the persons named in the enclosed proxy intend to exercise the authority conferred by the proxy and vote the shares represented thereby in respect of any such other matter or business in accordance with their best judgment in the interest of the Company.

Other Information

Consolidated financial statements for Mueller Water Products, Inc. are included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2009 filed with the SEC, Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and the New York Stock Exchange in the United States. A copy of the Form 10-K (excluding exhibits) will be furnished, without charge, by writing to the Corporate Secretary, Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328. The Form 10-K is also available on the Company’s website at www.muellerwaterproducts.com.

STOCKHOLDER INFORMATION

Stockholder Proposals for Inclusion in 2011 Proxy Statement

The Company encourages stockholders to contact the Corporate Secretary prior to submitting a stockholder proposal or any time they have concerns about the Company. At the direction of the Board, the Corporate Secretary acts as the corporate governance liaison to stockholders.

If any stockholder intends to present a proposal for inclusion in the Company’s proxy materials for the 2011 Annual Meeting of Stockholders, such proposal must be received by the Company not later than the close of business at 5:00 p.m. (Eastern time) on August 20, 2010 for inclusion, pursuant to Rule 14a-8 under the Exchange Act, in the Company’s proxy statement for such meeting. Such proposal also will need to comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. In order to allow the Company to identify the proposal as being subject to Rule 14a-8 and to respond in a timely manner, stockholder proposals are required to be submitted to the Office of the Corporate Secretary as follows:

Corporate Secretary

Mueller Water Products, Inc.

1200 Abernathy Road, N.E.

Suite 1200

Atlanta, Georgia 30328

Phone: 770-206-4232

Fax: 770-206-4260

Procedures for Business Matters and Director Nominations for Consideration at the 2011 Annual Meeting of Stockholders

The Company’s Bylaws provide a formal procedure for bringing business before the Annual Meeting of Stockholders. A stockholder proposing to present a matter, or nominate a director, for consideration at the 2011 Annual Meeting of Stockholders is required to deliver a written notice to the Corporate Secretary of the Company, no earlier than the close of business at 5:00 p.m. (Eastern time) on August 20, 2010 and not later than September 19, 2010. In the event that the date of the 2011 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2010 Annual Meeting of Stockholders, the notice must be delivered to the Corporate Secretary of the Company not earlier than the 120th day prior to such Annual Meeting of Stockholders and not later than the later of the 90th day prior to such Annual Meeting of Stockholders or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company.

Notice Requirements for Business Matters

The notice must contain all of the information specified in Section 2.03(A)(3) of the Company’s Bylaws, including the name and address of the stockholder and the beneficial owner on whose behalf the proposal is made, the class and number of shares of the Company’s stock owned beneficially by such stockholder and such beneficial owner, any derivative instrument directly or indirectly owned beneficially by such stockholder. The notice must also set forth a brief description of the business desired to be brought, the text of the proposal and the reasons for conducting such business at the annual meeting, and a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons in connection with the proposal of such business by such stockholder. If the notice does not contain all of the information specified in Section 2.03(A)(3) of the Company’s Bylaws, the proposed business will not be transacted at the annual meeting. Such Bylaw provisions are not intended to affect any rights of stockholders to request inclusion of proposals in the Company’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act.

Pursuant to Rule 14a-4 under the Exchange Act, if a stockholder notifies the Company after November 3, 2010 of an intent to present a proposal at the Company’s 2011 Annual Meeting of Stockholders (and for any reason the proposal is voted upon at that annual meeting), the Company’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified the Company of his intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company.

Notice Requirements for Nomination of Directors

The Nominating Committee will consider stockholder recommendations for directors. Stockholder recommendations must be forwarded by the stockholder to the Corporate Secretary of the Company with biographical data about the recommended individual.

The Company’s Bylaws provide the formal procedure for nominations by stockholders of director candidates. A stockholder intending to make such a nomination is required to deliver to the Corporate Secretary of the Company, a notice that contains all of the information specified in Section 2.03(A)(3) of the Company’s Bylaws, including the name and address of the stockholder and the beneficial owner on whose behalf the proposal is made, the class and number of shares of the Company’s stock owned beneficially by such stockholder and such beneficial owner, any derivative instrument directly or indirectly owned beneficially by such stockholder. As to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors, the notice must set forth all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between or among such stockholder and beneficial owner, if any, and each proposed nominee. If the notice does not contain all of the information specified in Section 2.03(A)(3) of the Company’s Bylaws, the proposed business will not be transacted at the annual meeting. Such Bylaw provisions are not intended to affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

By Order of the Board

ROBERT BARKER

Corporate Secretary

Mueller Water Products, Inc.

Atlanta, Georgia

December 21, 2009

Exhibit A

MUELLER WATER PRODUCTS, INC.

2010 MANAGEMENT INCENTIVE PLAN

Adopted by the Compensation and Human Resources Committee on

December 1, 2009

I.	Purpose

This Management Incentive Plan (the “Plan”), is intended to promote the interests of Mueller Water Products, Inc. by offering an incentive opportunity to certain officers, key executives, and other employees. Certain bonus awards under the Plan are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

II.	Definitions

As used in this Plan, the terms below shall have the following meanings ascribed to them:

A.	“Administrator” shall mean the Committee, with respect to the Covered Participants and with respect to all other employees, the Chief Executive Officer or his designee.

B.	“Base Pay” shall mean base salary as of the beginning day of the Fiscal Year, before taxes, Social Security and other deductions.

C.	“Board of Directors” shall mean the Board of Directors of the Company.

D.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

E.	“Committee” shall mean a committee of two or more members consisting solely of members of the Compensation and Human Resources Committee of the Board, or in the absence of such a Committee, the Board, who qualify as “outside directors” under Section 162(m) of the Code.

F.	“Company” shall mean Mueller Water Products, Inc., including its subsidiaries and affiliates.

G.	“Covered Participant” means a Participant who is a “covered employee,” as defined in Section 162(m) of the Code and the regulations or other guidance promulgated by the Internal Revenue Service under Section 162(m) of the Code, or any successor statute, and such other key executives as the Committee shall determine.

H.	“Disability” shall mean a permanent disability which would entitle the employee to benefits under the Company’s long-term disability plan.

I.	“Fiscal Year” shall mean the Company’s then current fiscal year, which currently commences on October 1 and ends on September 30.

J.	“Participant” shall mean any employee who has been selected to participate in the Plan for the Performance Period.

K.	“Performance-Based Compensation” shall mean compensation that qualifies for the “qualified performance-based compensation exception” under Section 162(m) of the Code, or any successor provisions.

L.	“Performance Goal” shall mean such goals as are identified as such in Section V of this Plan.

M.	“Performance Period” shall mean the Company’s Fiscal Year, or such shorter period as determined by the Committee.

III.	Administration

The Plan shall be administered by the Committee, no member of which serving shall be eligible to receive an award under the Plan. The Committee shall have the authority to amend, modify and interpret the Plan and to make all determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. Decisions of the Committee on all matters relating to the Plan shall be binding and conclusive on all parties, including the Company and the Participants. The Chief Executive Officer may administer the Plan for employees who are not Covered Participants.

IV.	Participation

The Committee shall determine the Covered Participants eligible to participate in the Plan for each Performance Period. The Chief Executive Officer shall determine the eligibility of other employees in the Plan for each Performance Period.

V.	Operation of the Plan

A.	Establishment of Performance Goals

No later than ninety (90) days after the start of the Fiscal Year (or such shorter period as shall be required by the Code in the event a Performance Period is shorter than a Fiscal Year) the Administrator shall establish in writing certain performance goals for each Participant. Each Participant will be assigned performance goals that are selected from the performance measures listed below. Performance goals may be based on a combination of individual performance objectives and/or financial and operational objectives, except that performance goals upon which the payment or vesting of a bonus award to a Covered Participant that is intended to qualify as Performance-Based Compensation shall be limited to the financial and operational performance goals in V.B.

In the event that a Participant’s position is substantially tied to one or more business segments, subsidiaries or divisions of the Company, then the performance goals may relate, in whole or in part, to the performance of such segments, subsidiaries or divisions rather than to the Company as a whole.

B.	Financial and Operational Performance Goals

Any one or more of the following performance measures may be used by the Administrator as a performance goal for all or part of a bonus award, based on the relative or absolute attainment of specified levels of one or any combination of the performance measures:

(a)	Net sales or growth in net sales,

(b)	Earnings, as determined by GAAP or before or after discontinued operations, interest, taxes, or depreciation and/or amortization (“EBITDA”),

(c)	Earnings per share (including diluted earnings per share),

(d)	Net income,

(e)	Operating income before or after discontinued operations and/or taxes,

(f)	Cash flow (including free cash flow) or cash position,

(g)	Gross or operating margin,

(h)	Stock price appreciation,

(i)	Market share,

(j)	Return (before or after taking into account taxation or tax rates) on sales, assets, equity, investment or invested capital,

(k)	Cost reductions,

(l)	Improvement of financial ratings,

(m)	Working capital or working capital relative to some other measure (e.g., as a percent of net sales or return on net assets),

(n)	Days of working capital, and

(o)	Total stockholder return.

The selected levels may be absolute in their terms or measured against or in relationship to net sales or other companies comparably, similarly or otherwise situated. Wherever feasible, the Administrator will establish target, threshold (as hereinafter defined) and maximum objectives for each performance goal.

C.	Individual Performance Goals

The Administrator may establish individual performance goals for all Participants. All such goals shall be set with target, minimum (or threshold) and maximum objectives for each performance goal.

D.	General Matters

As to each performance goal, the relevant measurement of performance shall be computed in accordance with generally accepted accounting principles, if applicable, except that at the time the Committee establishes the relevant performance goal, the Committee may specify that any performance goal shall be adjusted to include or exclude, as applicable, any one or more of

i.	Extraordinary, unusual or non-recurring items,

ii.	Gains or losses on dispositions or the effect of discontinued operations, or mergers or acquisitions,

iii.	The cumulative effects of changes in accounting principles or changes in laws or regulations affecting GAAP results (including tax laws and regulations),

iv.	The writedown of assets,

v.	Charges for reorganization and restructuring,

vi.	Material litigation, claims, judgments or settlements, and

vii.	Cash pension funding in excess of predetermined levels.

In the case of a bonus award to a Covered Participant that is intended to qualify as Performance-Based Compensation, a performance goal must be objective, such that a third party having knowledge of the relevant facts could determine whether the goal is met. All adjustments exercised under this Section V shall be made in a manner that complies with Section 162(m) of the Code and applicable regulations such that an otherwise available exemption of the award under Section 162(m) of the Code will not be lost. In making any determination under this paragraph, the Committee shall be entitled to rely on the advice of counsel.

E.	Assignment of Bonus Award

No later than ninety (90) days after the start of the Fiscal Year (or such shorter period as shall be required by the Code in the event a Performance Period is shorter than a Fiscal Year), the Administrator shall assign in writing each Participant with a target bonus. The Administrator shall determine the relative percentage weight to be assigned to the achievement of each financial, operational or individual performance goal by the Participant. Each Participant shall then be notified of his/her respective performance goals and the percentage assigned to each such performance goal.

F.	Means of Earning Bonus

If the Participant achieves the target assigned to a performance goal, the Participant will receive the bonus award assigned to the target. If the Participant achieves the lowest assigned target (the “threshold”) assigned to any performance goal, the Participant will be entitled to the minimum bonus award assigned to the performance goal. For performance less than the target but greater than the threshold, the Participant will receive a bonus award that is proportionately graded, as determined by the Administrator. If the Participant receives less than the threshold assigned to any performance goal, the Participant will not receive any bonus award under this Plan.

If the Participant achieves more than 100% of the target assigned to a performance goal, then the Participant will be eligible to receive an additional bonus up to a total of 200% of the percentage weight allocated to such bonus goal, up to 200% of a Participant’s target bonus percentage on a graduated or other basis, as determined by the Administrator.

Notwithstanding the foregoing, all bonus awards approved by the Committee with respect to Covered Participants will be subject to the negative discretion of the Committee, or adjustment by the Committee to reflect the relative performance of the Participant against a performance goal.

G.	Maximum Bonus Award

Notwithstanding any calculation made above, the maximum amount of any bonus award that a Participant may be awarded for a Fiscal Year shall be Four Million Dollars ($4,000,000).

VI.	Determination and Payment of Bonus Award

As soon as practicable after the receipt of audited financial statements for the Fiscal Year (or the receipt of the relevant financial information in the event a Performance Period is shorter than a Fiscal Year), the Administrator shall determine and certify in writing the amount of the bonus awards for each Participant based on the extent to which such Participant has attained the applicable performance goals.

With respect to Covered Participants, the Committee may, in its sole discretion, decrease the actual amount of the bonus awarded to a Covered Participant from the amount calculated, but the Committee may not increase the actual amount. In exercising its discretion, the Committee may take into account the attainment of individual goals, as well as other factors that the Committee deems appropriate.

After the Administrator’s certification, the bonus awards shall be paid to the Participants in cash, less applicable taxes.

VII.	Miscellaneous

A.	Time of Payment; Retirement, Death, Disability, Change in Control, or Other Termination

Any payments which may be made to a Participant under the terms of this provision shall be made at the same time as payments are made to the other Participants in accordance with the provisions of Article VI hereof. A Participant shall not be entitled to receive a bonus award unless actively employed by the Company or one of its subsidiaries on the day the bonus award is scheduled to be paid as provided above. The Administrator may make exceptions to the requirement set forth in the preceding sentence in the case of retirement, death, or disability as determined in its sole discretion at the time of the Participant’s termination of employment.

Additionally, the Committee shall have sole discretion to determine payments up to the pre-approved target levels for the Performance Period in the event of a change of more than 50% of the ownership or control of the Company, or a change of more than 50% of the directors of the Company in a single year.

Payments made hereunder shall be made by the 15th day of the third month following the end of any Performance Period or at a time that is permissible under Section 409A of the Code, unless determined otherwise by the Committee for any Participant, provided that no such determination shall be made in such a manner as to cause any payment under this Plan to fail to comply with the “short-term deferred exception” under Section 409A of the Code and the regulations promulgated thereunder.

B.	Tax Withholding

The Company shall deduct from all awards any federal, state, or local taxes required by law to be withheld with respect thereto.

C.	Claim to Awards and Employee Rights

No employee or other person shall have any right to be granted an award under the Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained by the Company, nor shall any action taken hereunder be construed as entitling the Company to the services of any Participant for any period of time. All payments shall be made from the general funds of the Company or its applicable subsidiary and nothing contained in this Plan or any action taken pursuant to its provisions shall create or be construed to create a trust or fiduciary relationship of any kind between the Company and any Participant, beneficiary, legal representative of other person.

D.	Nontransferability

A person’s rights and interests under this Plan, including amounts payable, may not be assigned, pledged, or transferred, except as required by law.

E.	Applicable Law

This Plan shall be construed and governed in accordance with the laws of the State of Delaware. This Plan is not intended to be subject to the Employee Retirement Security Income Act of 1974, as amended.

F.	Stockholder Approval

The Plan is subject to approval by vote of the stockholders of the Company at the next annual or special meeting of stockholders following adoption by the Board or the Committee. Any amendments hereto requiring stockholder approval are subject to approval by vote of the stockholders of the Company at the next annual or special meeting of stockholders following adoption of the amendment by the Board or the Committee.

G.	Amendment, Modification and Termination

Subject to the terms of the Plan, the Committee may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided that unless the Committee specifically provides otherwise, any revision or amendment that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule if such amendment were not approved by the stockholders of the Company shall not be effective unless and until stockholder approval is obtained.

H.	Section 409A

To the extent a bonus award would be subject to the requirements of Code Section 409A and the regulations thereunder, the Plan shall be construed and administered so that the bonus award complies with Code Section 409A.

I.	Clawback Policy

(a) In addition to any other remedies available to the Company, if the Board or the Committee of the Board determines that any bonus award or other payment made to any person under this program resulted from (1) illegal conduct by that person or another person acting in concert with such person, (2) a material violation of any Company policy or (3) financial impropriety by such person that results in (a) a restatement of the financial statements of the Company for any period within the last three years, or (b) a material breach of Company policy or laws or regulations that could result in a termination for cause (whether or not the person’s employment is terminated), then the Company may recover from such person such portion of the bonus award or other payment as it considers appropriate under the circumstances. The Board has the sole discretion to make any and all determinations under this policy, but such authority may be delegated to the Committee.

(b) The Company shall have the right to offset future compensation to any person – including at its sole discretion compensation in the form of stock awards or proceeds of the sale of Company securities – to recover any amounts that may be recovered by the Company or any subsidiary hereunder, provided that such right may be deferred and limited as necessary to comply with Section 409A of the Code.

Location for the 2010 Annual Meeting of Stockholders

Mueller Water Products, Inc.

Thursday, January 28, 2010 at 10:00 A.M., local time

Crowne Plaza Hotel

Atlanta Perimeter at Ravinia

4355 Ashford Dunwoody Road, Atlanta, Georgia 30346

Telephone: (770) 395-7700

From Georgia 400 traveling northbound or southbound:

—	Take Georgia 400 to Interstate 285 eastbound.
—	Follow Interstate 285 east to exit 29 – Ashford Dunwoody Road.
—	Turn left on Ashford Dunwoody Road and cross bridge. The hotel will be on your immediate right.

From Interstate 20 traveling eastbound or westbound:

—	Follow Interstate 20 into downtown Atlanta and take Interstate 75 / Interstate 85 traveling north.
—	Follow Interstate 85 north to exit 87 – Georgia 400 northbound
—	Follow directions from Georgia 400 above.

From Interstate 75 / Interstate 85 traveling northbound:

—	Follow Interstate 85 north to exit 87 – Georgia 400 northbound
—	Follow directions from Georgia 400 above.

From Interstate 75 traveling southbound:

—	Follow Interstate 75 south to exit 260 – Interstate 285 eastbound
—	Follow Interstate 285 east to exit 29 – Ashford Dunwoody Road.
—	Turn left on Ashford Dunwoody Road and cross the bridge. The hotel will be on your immediate right.

From Interstate 85 traveling southbound:

—	Follow Interstate 85 south to exit 95A – Interstate 285 northbound.
—	Follow Interstate 285 north to exit 29 – Ashford Dunwoody Road.
—	Turn left on Ashford Dunwoody Road and cross the bridge. The hotel will be on your immediate right.

Please note that attendance at the meeting will be limited to stockholders of Mueller Water Products, Inc. as of the record date (or their authorized representatives). You will be required to provide the admission ticket that is detachable from your proxy card or provide other evidence of ownership. If your shares are held by a bank or broker, please bring to the meeting your bank or broker statement evidencing your beneficial ownership of Mueller Water Products stock to gain admission to the meeting.

Mueller water products, inc.

1200 ABERNATHY ROAD, N.E. SUITE 1200 ATLANTA, GA 30328

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M18335-P87035 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

MUELLER WATER PRODUCTS, INC. For Withhold For All To withhold authority to vote for any individual

All All Except nominee(s), mark “For All Except” and write the

The Board of Directors recommends that you number(s) of the nominee(s) on the line below.

vote FOR the following:

Vote on Directors 0 0 0

Item 1. To elect ten members to the Board of

Directors to serve for the ensuing year.

Nominees:

01) Donald N. Boyce 06) Mark J. O’Brien

02) Howard L. Clark, Jr. 07) Bernard G. Rethore

03) Gregory E. Hyland 08) Neil A. Springer

04) Jerry W. Kolb 09) Lydia W. Thomas

05) Joseph B. Leonard 10) Michael T. Tokarz

Vote on Proposals For Against Abstain

The Board of Directors recommends you vote FOR the following proposal(s):

Item 2. To approve the 2010 Management Incentive Plan 0 0 0

Item 3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 0 0 0 fiscal 2010; and

Item 4. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

For address changes and/or comments, please check this box and 0 write them on the back where indicated.

Please indicate if you plan to attend the Annual Meeting. 0 0

Yes No

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signing on behalf of a corporation, sign the full corporate name by authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the 2010 Annual Meeting of Stockholders of Mueller Water Products, Inc. and any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Mueller water products, inc.

Annual Meeting of Stockholders

Admission Ticket

(Not Transferable)

January 28, 2010

10:00 a.m.

Crowne Plaza Hotel

Atlanta Perimeter at Ravinia

4355 Ashford Dunwoody Road, Atlanta, Georgia 30346

Please detach this admission ticket and bring it with you, along with photo identification, in order to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable.

The doors will open at 9:30 a.m.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M18336-P87035

Mueller water products, inc.

Proxy Card for the Annual Meeting of Stockholders January 28, 2010

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Gregory E. Hyland, Evan L. Hart and Robert Barker, and each of them, with full power of substitution in each, proxies to vote all the shares of Mueller Water Products, Inc. common stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on January 28, 2010, and at any adjournments thereof, upon the matters stated on the reverse side, as specified and in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR proposals 1, 2 and 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)